An Offering Statement pursuant to Regulation A relating to these securities has been filed with Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of such state. The company may elect to satisfy its obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of the company’s sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED AUGUST 7, 2020

Crush Capital Inc.

Attn: Darren Marble

Spring Place

9800 Wilshire Blvd.

Beverly Hills, CA 90212

(855) 734-2476

www.goingpublic.com

UP TO 11,000,000 UNITS, EACH CONSISTING OF 1 SHARE OF NON-VOTING COMMON STOCK AND 1 WARRANT TO PURCHASE ONE-HALF OF A SHARE OF NON-VOTING COMMON STOCK

UP TO 11,000,000 WARRANTS THAT ARE INCLUDED IN THE UNITS

UP TO 16,500,000 SHARES OF NON-VOTING COMMON STOCK, INCLUDING SHARES THAT ARE INCLUDED IN THE UNITS AND SHARES ISSUABLE UPON EXERCISE OF THE WARRANTS

SEE “SECURITIES BEING OFFERED” AT PAGE 28

MINIMUM INVESTMENT FOR UNITS: 1,000 Units ($1,000)

We are offering a maximum of 11,000,000 Units. The offering is being conducted on a best-efforts basis without a minimum offering dollar amount.

Each Unit consists of 1 share of Non-Voting Common Stock of the company, and 1 warrant (“Warrant”) to purchase one-half of a share of Non-Voting Common Stock of the company. We will not issue fractional shares.

The Units will be sold at a price of $1.00 per Unit. The shares of Non-Voting Common Stock and the Warrants that are components of the Units will be immediately separable and issued separately but will be purchased together. This Offering Circular also relates to the 5,500,000 shares of Non-Voting Common Stock issuable upon exercise of the Warrants. The Warrants are exercisable within 18 months from the date of issuance, when they expire. The Warrants will be exercisable at a price of $1.25 for one whole share of our Non-Voting Common Stock, subject to adjustment.

	Total Offered	Price to Public per Unit or Share	Underwriting Discount and Commissions (1)	Proceeds to Issuer (2)
Per Unit	11,000,000	$1.00	$110,000	$10,890,000
Shares of Non-Voting Common Stock included in the Units (3)	11,000,000	$–	$–	$–
Warrants included in the Units (3)	11,000,000	$–	$–	$–
Non-Voting Common Stock issuable upon exercise of the Warrants	5,500,000	$1.25	$–	$6,875,000
Total Maximum			$110,000	$17,765,000

(1)	The company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to perform administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services. This includes the 1% commission, but it does not include other fees payable by the company to Dalmore. See “Plan of Distribution and Selling Securityholders” for details.
(2)	Does not include expenses of the offering. See “Use of Proceeds” and “Plan of Distribution and Selling Securityholders” for a description of these expenses.

(3)	No additional compensation will be received in connection with the shares or warrants included in the units offered hereby, nor will any additional commissions be paid on such shares or warrants. No additional commissions will be paid upon exercise of any warrants.

We expect that, not including state filing fees, the amount of expenses of the offering that we will pay will be approximately $632,000.

This offering will terminate at the earlier of the date at which the maximum offering amount has been sold, and the date at which the offering is earlier terminated by the company, in its sole discretion. At least every 12 months after this offering has been qualified by the United States Securities and Exchange Commission (the “Commission” or “SEC”), the company will file a post-qualification amendment to include the company’s recent financial statements. The company may undertake one or more closings on a rolling basis and, after each closing, funds tendered by investors will be available to the company. The company has engaged [_______________] as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors.

Investors in this offering will have no voting rights except those required by Delaware law. See “Securities Being Offered” at page 28 for additional details.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 4.

Sales of these securities will commence on approximately _______, 2020.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.”

In this Offering Circular, the term “Crush Capital,” “we,” “us” or “the company” refers to Crush Capital Inc. (formerly known as Trojan Horse Media Group, LLC).

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

i

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to our business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),
●	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and
●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;
●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);
●	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);
●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;
●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and
●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

ii

SUMMARY

Our Company

Our mission is to combine a full service offering platform for pre-selected featured issuers with the excitement of a full production series, Going Public, that will follow the stories of entrepreneurs as they take their companies on a capital raising journey that culminates with a Reg A+ IPO, while building an increasing investor base. Ultimately, our goal is to democratize the IPO process. By this we mean giving retail investors direct access to Regulation A offerings with firm commitment underwritings, potentially with liquidity through a new listing on The NASDAQ Stock Market (“NASDAQ”) at pricing.

We are targeting high quality issuers that are well positioned to conduct an offering under Regulation A and meet the minimum listing requirements of The NASDAQ Stock Market (“NASDAQ”) to list their equity and provide investors trading liquidity, though we may also feature issuers who do not intend to list on NASDAQ.

For issuers selected for our show, we will offer:

●	an investment platform through which they can leverage our expanding base of retail investors,
●	the ability to showcase their company, their products and services and their management team throughout a season of Going Public,
●	the potential for an engagement for a firm commitment underwriting through Roth Capital Partners, LLC (“Roth Capital”) and access to its institutional investor base, which firm commitment underwriting and institutional access is solely in the discretion of Roth Capital (see “The Company’s Business—Featured Issuers and the Selection Process—Level 3: Roth Capital review” below), and
●	a coordinated team of experienced service providers to assist with all aspects of filing, qualifying, or registering and administrating, their offering with the Securities and Exchange Commission, including legal, marketing and promotional services and escrow and transfer agent services.

For viewers, we will offer:

●	the opportunity to invest in any of the featured companies from their mobile device or computer while they watch,
●	access to public offering of seasoned issuers historically allocated primarily to institutional and other wealthy investors,
●	the ability to experience management presentations and view issuers’ meetings with institutional investors, thereby providing an enhanced educational environment for retail investors, and
●	the ability to follow the path of featured issuers as they progress through the capital raising process, encouraging greater retail investor engagement and focus in their evaluation of investment opportunities.

For our sponsors, we will offer:

●	various brand building opportunities with an engaged viewing audience, and
●	product advertising and low cost generation of sales leads.

The Offering

Securities offered:

Maximum of 11,000,000 Units at an offering price of $1.00 per Unit and the shares of Non-Voting Common Stock and Warrants included in the Units. Each Unit consists of:

●     1 share of Non-Voting Common Stock

●     1 Warrant to purchase one-half of one share of Non-Voting Common Stock at an exercise price of $1.25 per whole share, subject to customary adjustments, over an 18-month exercise period following the date of issuance of the Warrant

Maximum of 5,500,000 shares of Non-Voting Common Stock issuable upon exercise of the Warrants.

Voting Common Stock outstanding before the offering (as of June 29, 2020):	48,942,592 shares

Non-Voting Common Stock outstanding before the offering (as of June 29, 2020) (1):	659,543 shares

Series A Preferred Stock outstanding before the offering (as of June 29, 2020):	2,596,255 shares

Voting Common Stock outstanding after the offering(1):	48,942,592 shares

Non-Voting Common Stock outstanding after the offering (1)(2):	11,659,543 shares

Series A Preferred Stock outstanding after the offering:	2,596,255 shares

Use of proceeds:	Production costs, promotion and marketing expenses, technology costs, talent acquisition, staffing and compensation expenses and working capital.

(1)	Does not include 2,596,255 shares of Non-Voting Common Stock issuable upon the conversion of the shares of Series A Preferred Stock outstanding on June 29, 2020.
(2)	Does not include shares issuable upon exercise of Warrants being sold in this offering. If all Warrant holders exercise their Warrants, there will be a total of 17,159,543 shares of Non-Voting Stock outstanding after this offering, resulting from the issuance of an additional 5,5000,000 shares from the exercise of the Warrants.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	Natural disasters and other events beyond our control could materially adversely affect us.
●	We are an early stage company and we have a limited history upon which an evaluation of our performance and future prospects can be made.
●	We do not have definitive agreements in place with any of our service provider partners or with INE Entertainment, who will produce our show.
●	We have not yet established our investor platform.
●	We have not yet identified the issuers to be featured on Season 1 of Going Public.
●	Our financials were prepared on a “going concern” basis.
●	We operate in a regulatory environment that is evolving and uncertain.
●	In the event we are required or decide to register as a broker-dealer, our current business model could be affected.
●	Our business is dependent on the performance of third parties.
●	We face competition from a number of diverse companies and organizations, many of which have greater financial resources and access to capital than we do.
●	We may be liable for misstatements made by the issuers we feature on Going Public.

●	Our collection of personal data may subject us to increased regulatory risk and increased risk of cyber attacks.

●	We may not be able to protect all of our intellectual property.
●	Our revenues and profits are subject to fluctuations.

●	Our failure to attract and retain highly qualified personnel in the future could harm our business.
●	Our financial performance and operations could be materially impacted if we become subject to the Investment Company Act.
●	We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses.
●	We are dependent on our information systems which may be vulnerable to cyber-attacks or other events.
●	If we cannot raise sufficient funds, we may not be able to launch our business.
●	Investors will be minority holders of Non-Voting Common Stock and we have issued Preferred Stock that has preferential rights over shares of Common Stock.
●	Some of our stockholders will have the right to demand that we register our securities under the Securities Act, which could strain our resources and impair our ability to operate profitably.
●	There is no minimum amount set as a condition to closing this offering and, therefore, any investment made could be the only investment in this offering.
●	This offering involves “rolling closings,” which may mean that earlier investors may not have the benefit of information that later investors have.
●	This investment is illiquid.

RISK FACTORS

The Commission requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, relatively early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Natural disasters and other events beyond our control could materially adversely affect us.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, and thus could have a strong negative effect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Such events could make it difficult or impossible for us to produce our show and raise capital from investors for our featured issuers. We could experience a sharp decline in demand for our services.

In March 2020, large segments of the U.S. and global economies were impacted by COVID-19 and a significant portion of the U.S. population became subject to “stay at home” or similar social distancing requirements. These events caused a significant disruption to both the trading markets and the level of registered initial public offerings. On-location filming was shut down in the City and County of Los Angeles on March 20, 2020. Limitations and restrictions on business activity and public gatherings, with consequences for film production on-location, are now in effect across Los Angeles County. The extent of the impact of COVID-19 on our ability to attract proposed issuers, start production on our show, highlight our issuers’ meetings with investors and other traditional steps in the capital raising process may be significant. We cannot predict when we will be able to commence operations, which will depend on future developments, including the duration and spread of the outbreak, the impact on our pool of potential featured issuers and investors investing through the platform, as well as our service provider partners, all of which are uncertain. To date, the COVID-19 outbreak, has significantly impacted global markets, U.S. employment numbers, as well as the business prospects of many small businesses (our potential featured issuers).

Filming in California is expected to be permitted, with certain health and safety measures in place, in June in counties that meet testing, hospitalization capacity and other criteria established by the state, and likely at a later date for Los Angeles. While we believe we will be able to comply with required health and safety measures by the time we start production, management of our featured issuers and our production partner personnel may be reluctant to participate, or be unwilling to travel, while this pandemic is ongoing. We would also expect to face similar problems filming “roadshow” meetings with investors or closing celebrations, and other events at locations outside of Los Angeles. The negative impact of stay-at-home and social distancing measures is likely to be greater in the greater New York and tri-state area where many institutional investors are located and where the number of individuals whose health has been impacted by the pandemic has been greater than most other regions in the U.S.

COVID-19 has also caused significant volatility in stock markets, which tends to result in a shift towards “safe” investments, potentially dampening demand for higher risk investments, like our featured issuers. Many potential issuers may also choose to delay capital raising plans in favor of a better pricing environment in the future. Ultimately, we cannot assure you when the risks posed by the current pandemic will decline sufficiently for us to commence full operations and we may need to use the capital raised in the offering to fund our ongoing expenses, and raise additional capital to launch our show.

We are an early stage company and have not yet generated any profits.

We were formed in 2017. Accordingly, we have a limited history upon which an evaluation of our performance and future prospects can be made. Our operations are subject to all the business risks associated with new enterprises. These include likely fluctuations in operating results as we react to developments in our market, managing our growth and the entry of competitors into the market. We will only be able to pay dividends on any shares once our directors determine that we are financially able to do so. We have not yet generated any revenues and have incurred only net loss since our inception consisting of expenses to form our company and establish contractual relationships in anticipation of launching our business. There is no assurance that we will be profitable in the future or generate sufficient revenues to pay dividends to the holders of the shares.

We do not have definitive agreements in place with any of our service provider partners or with INE Entertainment, who will produce our show.

Our expectations for cost structure and profitability of our business are largely reliant on the terms we have negotiated with Entrepreneur Media, Inc., our distribution partner, and INE Entertainment, LLC (“INE Entertainment”) who will be producing Going Public. While we have entered into a non-binding letter of intent with INE Entertainment containing an estimated production budget, the terms in the definitive agreement, when ultimately entered into, may be less favorable to us than we expect or than those previously negotiated. Furthermore, the actual production costs may be in excess of the estimated amount set forth in our letter of intent. In addition, we have entered into non-binding letters of intent or memoranda with CrowdCheck, Issuance and Roth Capital regarding the services they are willing to provide to our featured issuers. We cannot assure you that INE Entertainment will be willing to enter into a definitive agreement with us or to produce Going Public when we are ready to do so and finding substitutes for them may cause significant delay and be on less favorable terms. Similarly, we cannot assure you that Roth Capital will be willing or able to participate in the issuer selection process or agree to provide a firm commitment underwriting to any issuer applying to be on the show, or that either CrowdCheck or Issuance will enter into definitive agreements with these issuers at the time on terms acceptable to the selected issuers. Any of these circumstances could result in significant delays, impairing our ability to execute on our business plan or our ability to achieve profitability.

We have not yet identified the issuers to be featured on Season 1 of Going Public.

If we fail to identify at least three such issuers for Season 1 in a timely manner, or at least three of our selected issuers fail to have their Offering Statements qualified by the SEC, we will have incurred costs to produce a show that will not air, or will require additional production expenses once additional issuers are identified for the show. The resulting delay in launching Season 1 will require us to expend additional costs to support our operations during the delay and our estimated costs of production may increase over that time. Furthermore, the other issuers that were selected may be unwilling to wait to launch their offering with us while production is delayed, requiring us to find additional issuers and putting further strain on our resources.

We have not yet established our investment platform.

We are evaluating several partners for our investment platform but have not selected one. We may not be able to do so in the time frame we expect or at costs that we currently anticipate, which could delay our ability to launch Going Public and impair our ability to achieve profitability. We may also experience technical difficulties when we do launch our platform, which may cause damage to our reputation and impair our ability to attract and retain investors willing to establish accounts with us.

Our financials were prepared on a “going concern” basis.

Our financial statements were prepared on a “going concern” basis. Certain matters, as described in Note 1 to the accompanying financial statements, indicate there may be substantial doubt about the company’s ability to continue as a going concern. Our ability to operate successfully is dependent upon our ability to generate sufficient cash flows from operations to meet our obligations and/or to obtain additional capital financing.

Any valuation of the company at this stage is difficult to assess.

The valuation for the offering was established by the company based on its internal projections of revenues and cashflow in combination with a review of valuations of small cap publicly-traded companies. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment.

We operate in a regulatory environment that is evolving and uncertain.

The regulatory framework for online capital formation or crowdfunding is very new and the regulations that govern our operations and those of the broker-dealer that we intend to work with have been in existence for a very few years. Further, there are constant discussions among legislators and regulators with respect to changing the regulatory environment. New laws and regulations could be adopted in the United States and abroad. Further, existing laws and regulations may be interpreted in ways that would impact our operations, including how we and our featured issuers communicate and work with investors as well as the issuers and types of securities that these issuers can offer and sell on our platform. For instance, there have been several attempts to modify the current regulatory regime. Some of those suggested reforms could increase our regulatory burden, including requiring us to register as a broker-dealer. Any such changes would have a negative impact on our business.

In the event we are required or decide to register as a broker-dealer, our current business model could be affected.

Under our current structure, we believe we are not required to register as a broker-dealer under federal and state laws. Further, none of our officers or our directors has passed any securities-related examinations or holds any accreditations. We restrict our activities and services so as to not be deemed a broker-dealer under state and federal regulations, see “Business – Regulations.” However, if we were deemed by a relevant authority to be acting as a broker-dealer, we could be subject to a variety of penalties, including fines and rescission offers. Further, we may decide for business reasons or we may be required to register as a broker-dealer, which would increase our costs, especially our compliance costs. If we are required but decide not to register as a broker-dealer, we may not be able to continue to operate under our current business model.

Our business is dependent on the performance of third parties.

The success of Going Public is highly dependent on our ability to coordinate the services of our partners to the issuers we will feature and the performance of these partners in performing those services. If our partners perform poorly, our reputation and financial results could suffer. Our partners, some of whom are subject to extensive regulation, could experience problems in their business operations, adverse regulatory actions or financial problems. Any of these circumstances which are outside of our control may negatively impact our ability to attract quality issuers to show on our platform or maintain our relationship with sponsors of our platform.

We face competition from a number of diverse companies and organizations, many of which have greater financial resources and access to capital than we do.

There are many and diverse types of programming available to the general public, both through traditional television media as well as online content. In order to succeed, we will need to attract a sufficient viewer following of persons who are engaged in the progress of the issuers that we will feature and willing to invest in those issuers through our platform. We believe there are no productions that showcase seasoned or established issuers seeking financing as well as providing an investment opportunity to viewers. The only show we are aware of that gives viewers the opportunity to invest is Meet the Drapers, focusing on earlier stage companies and offerings under Regulation Crowdfunding. We will compete with other programming focused on businesses raising capital, such as Shark Tank, Elevator Pitch (hosted by Entrepreneur Media, Inc., our distribution partner), as well as similarly themed programs such as The Profit. We will also compete with numerous crowdfunding and fundraising platforms to attract issuers that will appeal to investors. While these platforms do not currently provide both the comprehensive service offering that we, along with our partners, will, the fees charged by these platforms may be more attractive than ours. Further, many of these platforms have an established investor base, which may be appealing to the issuers we are looking to attract to participate in our program. In addition, competing crowdfunding and fundraising platforms may modify their product offerings to expand their services and present similar company focused productions to compete with us more directly. Many of our competitors, particularly production content providers, are larger companies with significant cash reserves that would allow them to compete aggressively with us. Many of our crowdfunding and fundraising platform competitors have established businesses with greater experience than us in operating in a regulated environment. As a result, our competitors may be able to adapt more quickly to changes impacting our industry.

We may be liable for misstatements made by the issuers we feature on Going Public.

Though we are only hosting featured issuers on our show and will not have any role in determining the content of their disclosure, including their statements on the show, there is the possibility that, under federal or state securities laws, investors, regulators or other parties may bring actions against us alleging untrue statements of material facts or omission of information required to make the statements not misleading, or we may be held liable for such statements or omissions made by our issuers. See “The Company’s Business – Regulation.” Though we will not act as a broker-dealer in our transactions, there can be no assurance that if we were sued we would prevail. Further, even if we do succeed, lawsuits are time consuming and expensive, and being a party to such actions may cause us reputational harm that would negatively impact our business. Moreover, even if we are not liable or a party to a lawsuit or enforcement action, some of our clients have been and will be subject to such proceedings. Any involvement we may have, including responding to document production requests, may be time-consuming and expensive as well.

Our collection of personal data may subject us to increased regulatory risk and increased risk of cyber attacks.

As a result of our collection of investor data, we will be subject to state laws that regulate data collected over the internet as well as any future regulations regarding data privacy and security and use of personal data. Compliance with data regulations could significantly impact our collection and use of investor data, which could materially and adversely affect our operating costs and our ability to achieve profitability. There has been a significant increase in the number and sophistication of cyber attacks in recent years, including computer viruses, malicious or destructive code, ransomware, social engineering attacks and hacking, among others. Any such attacks directed against us could not only disrupt our operations at the time but may damage our reputation and ability to grow our investor base. If we fail to comply with these regulations, or the personal data we maintain is hacked and misused, we could face significant regulatory, governmental or civil actions, including fines, enforcement actions and litigation, which could have a material impact on our results. The damage to our reputation and brand could materially impair our business.

We may not be able to protect all of our intellectual property.

Our profitability may depend in part on our ability to effectively protect our proprietary rights, including obtaining trademarks for our brand name and websites, copyrights on our creative product and maintaining the secrecy of our internal workings and preserving our trade secrets, as well as our ability to operate without inadvertently infringing on the proprietary rights of others. There can be no assurance that we will be able to obtain future protections for our intellectual property or defend our current or future trademarks, copyrights or trade secrets. Further, policing and protecting our intellectual property against unauthorized use by third parties is time-consuming and expensive, and certain countries may not even recognize our intellectual property rights. There can also be no assurance that a third party will not assert infringement claims with respect to our products or technologies. Any litigation for both protecting our intellectual property or defending our use of certain technologies could have material adverse effect on our business, operating results and financial condition, regardless of the outcome of such litigation.

Our revenues and profits are subject to fluctuations.

It is difficult to accurately forecast our revenues and operating results, and these could fluctuate in the future due to a number of factors. These factors may include adverse changes in: our ability to market our platform to issuers and investors, number of viewers to our program including investors and the success of our issuers thereby making it easier to market our program to sponsors, potential issuers and investors and potentially expand the scope of our program, general economic conditions, headcount and other operating costs, and general industry and regulatory conditions and requirements. The company’s operating results may fluctuate from year to year due to the factors listed above and others not listed. At times, these fluctuations may be significant and could impact our ability to operate our business.

We depend on a small management team.

Our ability to grow successfully will be particularly dependent upon the efforts, experience, contacts, and skills of our Co-Chief Executive Officers, Darren Marble and Todd Goldberg. The loss of either of these individuals could have a material adverse effect on our business and growth prospects. Such a loss could occur at any time due to death, disability, resignation, or for other reasons.

Our failure to attract and retain highly qualified personnel in the future could harm our business.

We believe that our future success and grow our business will depend in large part on our ability to retain or attract highly qualified management, technical and other personnel. We may not be successful in employing and retaining key personnel or in attracting other highly qualified personnel. If we are unable to retain or attract significant numbers of qualified management and other personnel, we may not be able to grow and expand our business.

Our financial performance and operations could be materially impacted if we become subject to the Investment Company Act.

Because our featured issuers will issue us restricted equity in their companies as partial payment for our services, our net assets going forward are likely to include a significant amount of securities. We intend to structure and manage these holdings so as not to become subject to the requirements of the Investment Company Act of 1940, as amended (“1940 Act”). However, we cannot assure you that we will be able to do so. Due to the various burdens of compliance with the 1940 Act and the strict operational limitations, our financial performance and ability to operate our business could be materially adversely affected if we become subject to the 1940 Act. We cannot assure you that, under certain conditions, changing circumstances, or changes in the law, the company will not become subject to the 1940 Act or other burdensome regulation.

We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses.

In order to fund future growth and development, the company will likely need to raise additional funds in the future by offering shares of its common or preferred stock and/or other classes of equity or debt that convert into shares of common or preferred stock, any of which offerings would dilute the ownership percentage of investors in this offering. See “Dilution.” Furthermore, if the company raises debt, the holders of the debt would have priority over holders of common and preferred stock and the company may accept terms that restrict its ability to incur more debt. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the company, its business, development, financial condition, operating results or prospects.

We are dependent on our information systems which may be vulnerable to cyber-attacks or other events.

Our operations are highly dependent on our online presence and our platform and the information collected, processed, stored, and handled by these systems. We will receive, retain and transmit certain confidential information, including personal financial information of our investors. In addition, we depend in part on the secure transmission of confidential information over public networks, principally to process investments. Our information systems are subject to damage or interruption from power outages, facility damage, computer and telecommunications failures, computer viruses, security breaches, including credit card or personally identifiable information breaches, coordinated cyber-attacks, vandalism, catastrophic events and human error. Any significant disruption or cyber-attacks on our information systems, particularly those involving confidential information being accessed, obtained, damaged, or used by unauthorized or improper persons, could harm our reputation and expose us to regulatory or legal actions and impair our ability to operate our business and our financial results.

If we cannot raise sufficient funds, we may not be able to launch our business.

If we fail to raise at least $1,500,000, we anticipate that we will need to secure additional funding to launch Season 1 of Going Public. We may not raise that amount in this offering and may need to secure other forms of financing. If we cannot raise additional funds for whatever reason, including reasons relating to the company itself or to the broader economy, we may not be able to launch our business and you may lose your investment.

Investors will be holders of Non-Voting Common Stock and we have issued Preferred Stock that has preferential rights over shares of Common Stock.

The shares of Non-Voting Common Stock are non-voting and voting control is in the hands of our two co-Chief Executive Officers. Therefore, investors in this offering will have a limited ability to influence our policies or any other corporate matter, including the election of directors, changes to our company’s governance documents, approving a stock option plan or expanding the employee option pool, and any merger, consolidation, sale of all or substantially all of our assets, or other major action requiring stockholder approval. Furthermore, holders of our Series A Preferred Stock have preferential rights to dividends and amounts distributed in a liquidation. In the event of a liquidation of our company, you will only be paid out if there is any cash remaining after all of the creditors of our company have been paid and after payment to the holders of our Series A Preferred Stock. Holders of Series A Preferred Shares also have certain registration rights that investors in this offering will not have. Existing holders of our Voting Common Stock and our Series A Preferred Stock have additional rights to purchase any shares that are proposed to be sold by the holders of our Voting Common Stock and other major holders our outstanding equity, or to otherwise join in the sale of those shares. Investors in this offering will not have these rights and, therefore, if our Co-Chief Executive Officers, for example, decided to sell their shares to a third party, holders of our Preferred Stock would have the opportunity to either buy those shares or sell their shares on the same terms, effectively benefitting from a sale of control pricing that would not be available to investors in this offering. See “Securities Being Offered” for a discussion of the relative rights of the holders of our capital stock.

Some of our stockholders will have the right to demand that we register our securities under the Securities Act, which could strain our resources and impair our ability to operate profitably.

As discussed below in “Securities Being Offered–Capital Stock–Series A Preferred Stock,” we are subject to an Investors’ Rights Agreement that provides certain stockholders the right to demand that we register our securities with the SEC beginning in May 2025. Registration with and reporting to the SEC can be very burdensome, and in the event any demand for registration is made before we are ready to take on that burden, our resources could be significantly strained, which could impar our ability to operate profitably.

There is no minimum amount set as a condition to closing this offering.

Because this is a “best efforts” offering with no minimum, we will have access to any funds tendered. This might mean that any investment made could be the only investment in this offering, leaving the company without adequate capital to pursue its business plan or even to cover the expenses of this offering.

This offering involves “rolling closings,” which may mean that earlier investors may not have the benefit of information that later investors have. We may conduct closings on funds tendered in the offering at any time. At that point, investors whose subscription agreements have been accepted will become our stockholders. We may file supplements to our Offering Circular reflecting material changes and investors whose subscriptions have not yet been accepted will have the benefit of that additional information. These investors may withdraw their subscriptions and get their money back. Investors whose subscriptions have already been accepted, however, will already be our stockholders and will have no such right.

This investment is illiquid. There is no currently established market for reselling these securities. If you decide that you want to resell these securities in the future, you may not be able to find a buyer.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

The following table demonstrates the price that new investors are paying for their shares of Non-Voting Common Stock with the effective cash price paid by existing stockholders. The company was formed as a California limited liability company in June 2017. In November 2019, we amended and restated our operating agreement to create three individual classes of units: class A common units, class B common units, and preferred units; and to effect a 8954:1 forward unit split. In May 2020, we converted from a California limited liability company into to a Delaware corporation, changed our name to Crush Capital Inc. and converted each of our class A units, class B units and preferred units into 5.4658 shares of Voting Common Stock, Non-Voting Common Stock and Series A Preferred Stock, respectively.

The table presents shares and pricing as issued and reflects all transactions since inception, with all information being adjusted to give effect to both the November 2019 unit split and the May 2020 conversion. The dilution disclosures contained in this section are based upon the instruments issued and outstanding as of June 29, 2020.

	Years Issued	Issued Shares	Potential Shares	Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion(1)
Voting Common Stock	2017	48,942,592		48,942,592	$0.0001
Non-Voting Common Stock	2017	124,804		124,804	$0.0001
	2019	398,094		398,094	$0.183
	2020	136,645		136,645	0.183
Series A Preferred Stock	2019		546,580	546,580	$0.183
	2020		2,049,675	2,049,675	$0.183
Total Common Stock Equivalents		49,602,135	2,596,255	52,198,390	$0.0111
Investors in this offering, assuming the maximum offering amount is raised (2)		11,000,000		11,000,000	$1.00
Total after inclusion of this offering		60,602,135	2,596,255	63,198,390	$0.1832

(1)	Based on the weighted average original issue price, as adjusted for the unit split and conversion, without deduction for any broker compensation or other offering costs.
(2)	Does not include shares of Non-Voting Common Stock issuable upon exercise of the Warrants issued in this offering, which could result in the issuance of a maximum of 5,500,000 additional shares of Non-Voting Common Stock at an exercise price of $1.25 per share.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another Regulation A round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2019 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.
●	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.
●	In June 2020 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the number of shares of Common Stock underlying convertible notes that the company may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $10,368,000, assuming we raise the maximum offering amount and after deducting the estimated offering expenses of approximately $632,000, and excluding any exercise of Warrants included as part of the Units we are offering.

The following table below sets forth the uses of proceeds assuming we raise 25%, 50%, 75% and 100% of the maximum offering amount of $11,000,000. For further discussion, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Plan of Operations.”

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Offering Proceeds	$2,750,000	$5,500,000	$8,250,000	$11,000,000
Units Sold	2,750,000	5,500,000	8,250,000	11,000,000
Total Before Expenses	$2,750,000	$5,500,000	$8,250,000	$11,000,000
Offering Expenses (1)	$549,500	$577,000	$604,500	$632,000

Amount of Offering Proceeds Available for Use	$2,200,500	$4,923,000	$7,645,500	$10,368,000

Estimated Expenditures
Production	$1,500,000	$1,500,000	$1,500,000	$1,500,000
Promotion and Marketing	$300,000	$1,000,000	$1,500,000	$2,250,000
Licensed Technology	$150,000	$250,000	$750,000	$1,250,000
Capital Markets Infrastructure	$0	$250,000	$500,000	$750,000
Talent	$0	$250,000	$500,000	$750,000
Operations	$250,000	$1,200,000	$2,250,000	$3,250,000
Total Expenditures	$2,200,000	$4,450,000	$7,000,000	$9,750,000
Working Capital Reserves	$500	$473,000	$645,500	$618,000

(1)	Includes the following estimated fees: a fee $25,000 plus 1% of the gross proceeds to be paid to Dalmore, approximately $100,000 paid to Issuance, Inc., accounting and audit fees of $10,000, legal fees of $70,000, Escrow Agent fees of $300,000, Edgar fees of $5,000 and blue sky compliance fees of $12,000.

Production. Estimated productions costs consist of amounts expected to be paid to INE Entertainment to produce Season 1 of Going Public, which are fully covered at the 25% level.

Promotion and Marketing. Estimated promotion and marketing costs consist of the payment to Entrepreneur Media, Inc. and other related costs, including campaigns to promote Going Public in the following areas: digital marketing, content marketing, email marketing, and paid media marketing.

Licensed Technology. We will license technology from several partners for incorporation into our platform. The platform will provide the technology to allow retail investors to subscribe to the offerings of our featured issuers, view holdings, and sell shares. Costs related to licensed technology and services provided by partners include those for: subscription platform, escrow and transfer services.  We plan to finalize key technology partners and have our platform live and tested before we air Season 1 of Going Public which is slated for the first quarter of 2021.  Estimated technology costs for the aforementioned partner technologies are $150,000. However, the additional technology costs at the 50%, 75% and 100% levels represent costs associated with building and/or acquiring some or all necessary core components to ultimately reduce the costs and reliance on third parties.

Capital Markets Infrastructure. We intend in the future to design the user interface and engineer the software that powers www.goingpublic.com, which will allow retail investors to subscribe to an offering, open a retail brokerage account, and ultimately allow shares to clear, settle, and trade. We may acquire entities such as a broker dealer, escrow service provider, and/or transfer agent. All of the aforementioned require appropriate licensing, regulatory approvals and compliance costs, which represent increased capital markets infrastructure costs in the future. Any acquisition of a broker dealer would require not only capital, but also a capital markets infrastructure. The additional capital markets infrastructure costs at the 50%, 75%, and 100% levels represent costs associated with building and/or acquiring some or all necessary core components.

Talent. Crush Capital’s vision is to produce and leverage content to build awareness of Going Public in order to attract brand ambassadors in various verticals. The additional talent costs at the 50%, 75%, and 100% levels represent costs associated with contracting with influencers in aligned verticals and engaging a primary host for Going Public.

Operations. We plan to invest in our team, including payment of increased compensation for our executive officers commensurate with achievement of various milestones. The following functional areas where we plan to make investments in staffing are: finance, technology, engineering, compliance, security, investment, business development, sales and marketing.

The above figures represent only estimated costs. They do not take into account cash payments from our featured issuers or any revenue from potential sponsorship arrangements that may be secured in the future, which may offset these costs. This expected use of net proceeds from this offering represents our intentions based upon our current arrangements and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds from this offering. Furthermore, if we fail to raise at lease $1,500,000 we anticipate that we will need to secure additional funding to fully implement our business plan. Please see “Risk Factors.

We reserve the right to change the above use of proceeds if management believes it is in the best interests of our company.

THE COMPANY’S BUSINESS

Overview

Our mission is to combine a full service offering platform for pre-selected featured issuers with the excitement of a full production series, Going Public, that will follow the stories of entrepreneurs as they take their companies on a capital raising journey that culminates with a Reg A+ IPO. Ultimately, our goal is to democratize the IPO process. By this we mean giving retail investors direct access to Regulation A offerings with firm commitment underwritings, potentially with liquidity through a new listing on The NASDAQ Stock Market (“NASDAQ”) at pricing. Traditionally, firm commitment IPOs are sold through underwriting syndicates and selling groups to institutional investors and, through brokers, to retail investors. Brokers have broad discretion in allocating IPO shares to its clients and we believe that has led brokers to favoring clients that generate higher revenue for their firm in allocating IPO shares. To date, the vast majority of offerings under Regulation A have been best efforts offerings of securities that are not listed on any stock exchange or quotation system at closing and as a result, are illiquid. We intend to bridge that gap.

For issuers selected for our show, we will offer:

●	an investment platform through which they can leverage our expanding base of retail investors,
●	the ability to showcase their company, their products and services and their management team throughout a season of Going Public,
●	the potential for an engagement for a firm commitment underwriting through Roth Capital Partners, LLC (“Roth Capital”) and access to its institutional investor base, which firm commitment underwriting and institutional access is solely in the discretion of Roth Capital (see “Featured Issuers and the Selection Process—Level 3: Roth Capital review” below), and
●	a coordinated team of experienced service providers to assist with all aspects of filing, qualifying, or registering and administrating, their offering with the Securities and Exchange Commission, including legal, marketing and promotional services and escrow and transfer agent services.

For viewers, we will offer:

●	the opportunity to invest in any of the featured companies from their mobile device or computer while they watch,
●	access to public offering of seasoned issuers historically allocated to institutional and other wealthy investors,
●	the ability to experience management presentations and view issuers’ meetings with institutional investors, thereby providing an enhanced educational environment for retail investors, and
●	the ability to follow the path of featured issuers as they progress through the capital raising process, encouraging greater retail investor engagement and focus in evaluating investment opportunities.

For our sponsors, we will offer:

●	various brand building opportunities with an engaged viewing audience, and
●	product advertising and low cost generation of sales leads.

Featured Issuers and the Selection Process

We will be casting to find issuers whose founders are charismatic and entertaining, and whose businesses represent good entertainment value for viewers. Issuers will apply through our casting site at www.goingpublic.com to be considered for our program.

We are targeting issuers that meet the requirements to conduct an offering under Regulation A and that meet the minimum listing requirements of NASDAQ, though we may also feature issuers who do not intend to list on NASDAQ. Generally, we expect these issuers to conduct an offering of at least $15 million in gross proceeds and have at least 2 years of operational history.

To ensure that potential issuers are suitable for a visual entertainment platform, we will seek issuers in eCommerce, consumer product, telemedicine, online health and remote work industries. Generally, for entertainment and production value, we will look to select issuers with an existing customer base and who have products, services, and business models that will be easy or intuitive for viewers, everyday Americans, to understand. We generally expect these issuers to have a more robust customer base than earlier stage companies, which may add to our viewer base and, if these customers invest, will continue to build the Crush Capital investor base.

We began casting for Season 1 in mid-July and have received numerous applications from issuers that have begun the screening process. Ideally, we will look to feature five issuers on Season 1. To the extent that we identify more than five issuers that pass the selection process, we may accelerate production for a second season. We believe we will need to identify at least three issuers that pass the selection process to have sufficient content for a full season of Going Public.

Our selection process consists of three levels of review and assessment:

•	Level 1: Crush Capital review. All prospective issuers are required to apply through our casting site at www.goingpublic.com. Our analysts will review each file for completeness and score the company and its proposed offering terms based on an internally developed formula. Our formula takes into account factors such as industry, annual revenue, comparable companies, number of customers, email lists, social footprint, amount of capital sought, founder likeability, media presence, company mission, and understandability of product/service. If the prospective issuer meets our minimum scoring criteria, we will pass it through to level 2.

●	Level 2: INE Entertainment review. INE Entertainment, our anticipated production partner, will evaluate the prospective issuer based on its founders, their personality and likability, the issuer and founder narrative(s), and perceived entertainment value. If INE approves the prospective issuer, it will pass through to level 3.

●	Level 3: Roth Capital review. If Roth Capital is interested in pursuing a relationship, Roth Capital will follow its customary procedures which it utilizes in connection with an engagement to act as an underwriter for a firm commitment securities offering, including due diligence, internal vetting, internal approvals, acceptable compensation terms, and other factors applicable to each potential transaction. In the course of its engagement, Roth Capital will work with the prospective issuer to determine pricing range and valuation for the offering by testing the waters and/or marketing the offering to its institutional investors in order to determine the feasibility of a firm commitment underwriting. There can be no assurance that Roth Capital will agree to underwrite or represent any prospective issuer, or that any offering will be successfully completed.

Service Provider Partners

Our company has identified key service provider partners that we will introduce to selected issuers to provide legal, underwriting, marketing, and other services to featured issuers. Crush Capital will serve a concierge, introducing and acting as a liaison between featured issuers and these service provider partners that bring a depth of experience and a coordinated approach to the offering process. We will facilitate coordination between service provider partners and issuers to accommodate both the offering process schedule and production timeline.

Roth Capital. Roth Capital will be engaged to underwrite, on a firm commitment basis, the featured issuers that have been selected for Season 1 of Going Public, and will follow its customary procedures for such transactions which are summarized above in “Level 3: Roth Capital review.” In these instances, Roth Capital will engage with the issuers directly and the amount of fees that may consist of cash and warrants will be determined by the parties.

To date, we believe all offerings conducted under Regulation A have been on a best efforts basis. We believe that our business model of having Regulation A offerings potentially underwritten and priced in a manner similar to registered initial public offerings will result in better performance and market acceptance for these offerings.

Issuance. We have entered into a non-binding letter of intent with Issuance, Inc. (“Issuance”), a company founded and controlled by our founder and Co-Chief Executive Officer Darren Marble, that contemplates Issuance providing comprehensive marketing services to each of the five featured issuers we plan on hosting during Season 1 of Going Public prior to and through the duration of the show. Issuance will design the marketing campaign with each respective issuer, including digital marketing, content marketing, email marketing, and paid media marketing. Under this letter of intent, Issuance has agreed to charge each featured issuer a fee of $100,000 for its services, subject to any changes as may be agreed between Issuance and the featured issuer.

Issuance is a pioneering investor marketing firm that helps clients raise capital through Regulation A offerings, private placements, and digital securities offerings. It partners with issuers to run successful capital raising campaigns, offering a wide range of strategic marketing, promotional and securities offering services.

CrowdCheck. We have entered into a non-binding letter of intent with CrowdCheck Law, LLP under which it has agreed to act as the exclusive provider of due diligence, legal and compliance services to featured issuers in Season 1 of Going Public. The company will require all Season 1 issuers to engage CrowdCheck Law and to pay it fees of $100,000 for each Reg A+ IPO filing with the SEC, $60,000 for each standard filing under Regulation A with the SEC, and a reduced fee to be determined by CrowdCheck Law in the event the issuer has already filed a Form 1-A with the SEC. CrowdCheck Law will provide comprehensive legal and compliance services to each of the issuers prior to and through the duration of Season 1, including preparing the offering statements to be filed with the SEC and responding to SEC comments, issuing opinions regarding legality of the offering, coordinating with the issuers’ other advisors and advising the issuer on communications with potential investors, including the content of the Show.

CrowdCheck Law is an affiliate of CrowdCheck, Inc., which provides a wide range of compliance, diligence and filing services to issuers, investors and intermediaries in the online capital formation market. CrowdCheck Law is the market leader in Regulation A offerings, and its team of experienced attorneys combine deep securities knowledge with an understanding of the new online securities marketplace. CrowdCheck Law has issued the legality opinion that appears as an exhibit to the Offering Statement of which this Offering Circular forms a part.

Each issuer will also separately contract with a transfer agent, which may be Computershare given on our existing relationship with them, an escrow agent and an accommodating broker dealer with respect to retail investors.

The Show

Format. Going Public will be produced in a weekly, serialized narrative format. Season 1 is comprised of 10 twenty-two minute episodes, with one episode released online each week. We expect to air the first episode in the first quarter of 2021.

The show has a continuous plot that unfolds in sequential episode-by-episode fashion, following the paths of five featured issuers over the course of the entire season as they strive to market their deal, raise capital and complete their public offering. While the bulk of the series will be produced prior to airing, for featured issuers being listed on the NASDAQ at pricing, the first day of trading and listing on the NASDAQ themselves will be filmed in real-time at the NASDAQ MarketSite in Times Square, New York.

Viewers will be introduced to multiple featured issuers who have qualified their offering statements with the SEC prior to airing. The journey to an IPO is filled with emotion. The featured issuers will demonstrate their business acumen and passion for their mission, seeking to create an emotional bond with the audience. In the early episodes the chief executive officers and other members of senior management share their vision, mission, and history of the company. As the season progresses, our featured issuers begin their capital raising journey by executing their public roadshow campaign, participating in public relations events and creating retail awareness for their offering. Along the way, management of the issuers are coached by icons of entrepreneurship, who give advice and constructive criticism, and may even invest in the offering themselves.

The season culminates with the pricing of the offering and, for those issuers listing on NASDAQ, accompanied by bell-ringing ceremonies, celebrations and interviews with executives and investors alike at the associated stock exchange.

We anticipate that we may initially sign on more than five issuers that pass through the selection process and we would progress with all issuers, filming each issuer’s story prior to qualification and their meetings with potential investors and roadshows after qualification, though issuers may conduct investor meetings prior to qualification, depending on timing and coordination of production. To the extent that one or more issuers fails to qualify, the raw footage filmed prior to broadcast would be edited to only include issuers that have qualified their offering statements with the SEC. We believe that we will need at least three featured issuers who have qualified offering statement to have sufficient content for an entire series.

Production. We have entered into a non-binding letter of intent with INE Entertainment, based in Studio City, California, under which they will produce Season 1 of Going Public for an estimated production budget of $1,500,000, based on the currently anticipated scope of work and timeline. INE Entertainment will be entitled to a fee of 10%, which is included within this production budget.

INE Entertainment was founded by Mark Koops and Eric Day, who have been on the cutting edge of innovative content for more than 15 years. Together they’re responsible for developing, creating, and showrunning thousands of hours of programming, including unscripted TV juggernauts The Biggest Loser (NBC) and Masterchef (Fox) and groundbreaking non-linear projects like then real-time doc series @Summerbreak, the Emmy-nominated comedic anthology The Crossroads of History, and the Emmy-nominated hybrid comedy Making a Scene with James Franco.

INE Entertainment, their full-service independent production company, was founded in 2011, born out of a mission to combine great storytelling with innovative producing as the best way to serve tomorrow’s linear and non-linear distributors, an increasingly diverse community of talent in front of and behind the camera, and the progressively dynamic relationship between audiences, media platforms, and brands.

Distribution. We have entered into a distribution and promotion agreement with Entrepreneur Media, Inc. Season 1 will be promoted and exclusively distributed by Entrepreneur Media, Inc., streaming on www.entrepreneur.com, which boasts millions of customers, fans, and followers across its network. Going Public will be published on entrepreneur.com with a show specific “watch” page on which all episodes will be aggregated. Through the 181th day following the release date of episode 10 of Season 1, Entrepreneur Media, Inc. will not only provide a show-specific “watch” page for Going Public, but also publish the show through various other platforms, including social media, streaming video Apps and potentially third party distribution outlets. Entrepreneur Media, Inc. will also actively promote Going Public during this time. We will retain full control over the production and content of the show.

Entrepreneur Media, Inc. boasts nearly 15 million followers across their social platforms as well as over 15 million unique visitors to entrepreneur.com each month. Suffice to say, millions of viewers will have an opportunity to watch the unique journey of entrepreneurs raising capital on Going Public.

Sponsorship and Product Placement. We are in discussions with Shift Studios, a joint venture between Creative Artists Agency (“CAA”) and INE Entertainment, to represent us and Going Public in securing one or more corporate sponsors for the show. We also intend to establish relationships with companies seeking to facilitate sales of their products linked to our show. For example, we have signed an agreement with Raging Bull LLC, which would pay us 70% of net sales from leads generated through a link on our site during the 30-day cookie period of the link, continuing through February 2021.

The Crush Capital Platform

Viewers of the show will be able invest in any of the featured companies from their mobile device or computer while they watch the show. Directly from the webpage streaming the show, they will have access to the qualified offering circular for a featured issuer and will be able to “click to invest.” When viewers take this action, they’ll connect to Crush Capital’s platform www.goingpublic.com. At that juncture, account creation is facilitated, a subscription process initiates, and a new retail investor account is opened. Our investment platform will allow investors to buy securities in our featured issuers, view their holdings and sell securities. The platform may also allow those who utilize it to send show related comments, make suggestions, complete surveys related to show content and interact with sponsorship partners. We are evaluating several technology providers and potential partners for this platform, including subscription platform firms, and escrow and transfer agents. We expect to have these arrangements and our platform technology in place and fully tested prior to the initial airing Going Public.

Strategy

Crush Capital aims to inspire viewers through high-impact entrepreneur-focused story telling, creating an emotional bond between the viewer and our featured issuers. We believe powerful story-telling together with interactive investor engagement will enable us to establish and quickly grow a committed retail investor base. Moreover, we seek to level the playing field for the retail investor and in doing so, we believe we can attract new categories of potential investors that may not have otherwise been aware of opportunities to invest in these types of companies or may have not had interest in the more formal/traditional formats.

We intend to expand production, effectively airing multiple seasons per calendar year and creating various verticals that will allow us to further grow our existing base of investors who may have specific interest in core areas, such as real estate, fine art, music/media, and other verticals where we can produce dynamic content and democratize access to investment opportunities.

As we expand our investor base, we build valuable customer data. Once the account is created, Crush Capital will collect multiple forms of customer data and transform it into a unified customer view. Customer data supports every aspect of a modern business, from marketing to service to merchandising to privacy and beyond. Customer data provides much of the power of digitalization: It facilitates target advertising, customizes product placement by sponsors, predicts behaviors, optimizes processes, and measures results. We expect to leverage a continually increasing audience and investor base to not only benefit our core business but to build on it through:

●	targeted sponsorship and advertising opportunities,
●	expanding our platform and leveraging our relationships with our service provider partners and others to address the needs of a broader range of companies at various stages of their development,
●	attracting A List celebrity-endorsed businesses to feature on our platform,
●	enlisting A List talent to support our issuers, including as mentors, host(s), video bloggers and other influencers,
●	expanding our platform for international distribution or licensing our format for use in international markets,
●	internalizing a broker dealer functionality, through acquisition or otherwise, to realize incremental commission-based revenues on offerings, and
●	continued design and build out of our technology platform to minimize reliance on third parties and/or APIs.

Market

Amended Regulation A, popularly known as “Regulation A+,” became effective June 19, 2015. Regulation A has two tiers and the issuers offering on our platform will be utilizing Tier 2, which has a maximum offering of $50 million within a twelve month period and facilitates a national offering by pre-empting state qualification and registration requirements (unlike Tier 1). The SEC published a look back study and analysis in March 2020, and reported as of December 31, 2019, that under Tier 2, it qualified 277 offerings seeking up to $8.3 billion. During this period, $2.2 billion had been reported as raised. According to the report, during 2019, reported aggregate proceeds under Tier 2 of nearly $1 billion were raised from 39 issuers. The aggregate reported proceeds increased approximately 47% from the amount in 2018 ($675 million).

We believe the market for Regulation A, Tier 2, will continue to grow as more companies become aware of the ability to raise capital through crowdfunding platforms. Because it permits a maximum raise of $50 million each 12 months, we believe this rule is well suited for small and midsize businesses. Further, the recent legislative change to permit SEC-reporting companies to make offerings in reliance on Regulation A could expand the potential market for our platform to small public companies. We expect to continue to see increasing numbers of companies conducting offerings under Regulation A. We believe our platform, combining an investment platform with a production storyline will be well positioned to capture the interests of issuers in our target category, though we may encounter increasing competition from other platforms that may look to model our approach.

Competition

There are many and diverse types of programming available to the general public, both through traditional television media as well as online content. In order to succeed, we will need to attract a sufficient viewer following of persons who are engaged in the progress of the issuers that we will feature and willing to invest in those issuers through our platform. We believe there are no productions that showcase seasoned or established issuers seeking financing as well as providing an investment opportunity to viewers. The only show we are aware of that gives viewers the opportunity to invest is Meet the Drapers. This program allows viewers to invest alongside the Draper family, who have an active venture capital family investment business. The offerings on Meet the Drapers are conducted pursuant to Regulation Crowdfunding, which has a maximum offering amount of just over $1 million. The companies featured on this show are mostly unseasoned business people with an idea for a business who need seed/start up capital.

We will compete with other programming focused on businesses raising capital, such as Shark Tank, Elevator Pitch (hosted by Entrepreneur Media, Inc., our distribution partner), as well as similarly themed programs such as The Profit. We will also compete with numerous crowdfunding and fundraising platforms to attract issuers that will appeal to investors. While these platforms do not currently provide both the comprehensive service offering that we, along with our partners, will, the fees charged by these platforms may be more attractive than ours. Further, many of these platforms have an established investor base, which may be appealing to the issuers we are looking to attract to participate in our program. In addition, competing crowdfunding and fundraising platforms may modify their product offerings to expand their services and present similar company focused productions to compete with us more directly. Many of our competitors, particularly production content providers, are larger companies with significant cash reserves that would allow them to compete aggressively with us. Many of our crowdfunding and fundraising platform competitors have established businesses with greater experience than us in operating in a regulated environment. As a result, our competitors may be able to adapt more quickly to changes impacting our industry.

Intellectual Property

We have filed a trademark application with the United States Patent and Trademark office for the name Going Public and we own our domain name, goingpublic.com, as well as a number of other domain names with different suffixes. We also obtained a CompuMark U.S. Full Entertainment Search Report for Going Public as an interactive series which reflects that the phrase GOING PUBLIC is available for our use as the title of an interactive series for Entrepreneur Media, Inc. The use of this title may include theatrical, non-theatrical, television (standard and non-standard), home video, DVD and Multimedia/CD ROM, online and computer games, and print publishing and merchandising directly derived from the program.

Employees

We have 3 full-time employees, our Co-Chief Executive Officers and a director of communications, as well as a contractor providing accounting services.

Regulation

Broker-Dealer Registration Requirements

With respect to sales under Regulation A, Tier 2, we provide the technology for issuers to identify and interact with potential investors, and do not structure transactions. We are not registered as a broker-dealer and do not engage in certain activities that would constitute “engaging in the business” of being a broker-dealer, including:

●	Actively soliciting investors and negotiating the terms of an arrangement between companies and investors;
●	Accepting compensation related to the success and size of the transaction or deal;
●	Effecting transactions, including handling of the securities and funds relating a transaction; and

●	Extending credit to investors; and creating the market and help negotiate the price between buyers and sellers.

There has been little regulatory guidance as to the circumstances in which state or federal broker-dealer registration requirements apply to online investment platforms, and such guidance as it exists generally predates the technological developments of the last couple of decades. Despite a long-standing request from organizations such as the American Bar Association to clarify the circumstances in which “finders,” who also connect buyers and sellers of securities, are permitted to perform that function without registering as broker-dealers, the SEC has not provided any guidance. It is possible that any clarification of the matter will result in our having to change our business model or even register as a broker-dealer. See “Risk Factors.”

Liability

Section 12(a)(2) of the Securities Act, which applies to Regulation A, imposes liability for misleading statements not only on the issuers of securities but also on “sellers,” which includes brokers involved in soliciting an offering. We do not act as a broker for Regulation A offerings. Rule 10b-5 under the Exchange Act generally imposes liability on persons who “make” statements; the information presented on our platform will be drafted by the issuers themselves or with the assistance of the broker-dealer. Further, we may also face liability from existing anti-fraud rules and statutes under the securities laws. For instance, under Section 9(a)(4) of the Exchange Act anyone who “willfully participates” in an offering could be liable for false or misleading statements made to induce a securities transaction.

Data Privacy Regulation

As a result of our collection of investor data, we will be subject to state laws that regulate data collected over the internet. The California Consumer Privacy Act (“CCPA”) was signed into law on June 28, 2018, and went into effect on January 1, 2020. On June 1, 2020, the Office of the California Attorney General submitted the final proposed regulations package under the CCPA to the California Office of Administrative Law. New York, Maryland, Massachusetts, Hawaii and North Dakota have proposed similar legislation.

CCPA grants California consumers robust data privacy rights and control over their personal information, including the right to know, the right to delete, and the right to opt-out of the sale of personal information that businesses collect, among other things. Under the CCPA, consumers have a right to access the categories and specific pieces of personal information held by businesses and to know the uses of that information by a business. The CCPA has very broad definition of personal information: “information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular consumer or household.” Businesses cannot sell consumers’ personal information without providing a web notice (“a clean and conspicuous link”) and giving them an opportunity to opt-out. There is also a “right to delete,” with some exemptions, consumer personal information on request. The CCPA also gives consumers a right of action to sue if they are the victim of a data breach or for a violation of their rights under the CCPA. It also gives the state Attorney General the ability to sue on behalf of residents. We will be required to provide consumers with a comprehensive description of our online and offline practices regarding the collection, use, disclosure, and sale of personal information and of the rights of consumers regarding their personal information.

THE COMPANY’S PROPERTY

We have entered into two one-year membership agreements for our two officers and directors for a co-working space Spring Hills in Beverly Hills, California. The shared work space is a communal space for members with no assigned offices or conferences room. This agreement has been on “hold” during the current global pandemic in light of the social distancing restrictions in place in California.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Unless otherwise indicated, the latest results discussed below are as of December 31, 2019.

Overview

Our company was formed on June 20, 2017 (“Inception”) in the State of California as a limited liability company under the name Trojan Horse Media Group, LLC. On May 4, 2020, this entity was converted from a California limited liability company into a Delaware corporation under the name Crush Capital Inc. in the State of Delaware.  We have a limited operating history, and no revenue generating activity to date.

Our financial statements have been prepared on a going concern basis. To date, we have incurred net losses, have working capital of $36,905 at December 31, 2019 and require significant capital to develop, produce and distribute Going Public. These factors, among others, raise substantial doubt about our ability to continue as a going concern within one year after the date that the financial statements are issued.

During the next 12 months, we intend to fund our operations through revenues from operations, related party advances, and the sale of equity and/or debt securities, including this offering and our offering of Series A Preferred Stock under Rule 506(c) of Regulation D, discussed below. There are no assurances that we will be able to raise capital on terms acceptable to us. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of planned operations, which could harm our business, financial condition and operating results.

Results of operations

Year Ended December 31, 2019 and Year Ended December 31, 2018

	For the year ended December 31, 2019	For year ended December 31, 2018
Revenues	$—	$—

Operating Expenses:
General and administrative	160,536	8, 088
Sales and marketing	188	—
Total Operating Expenses	160,724	8,088

Operating Loss	(160,724)	(8,088)

Net loss	$(160,724)	$(8,088)

General and administrative expenses for the year ended December 31, 2019 consist primarily of operation costs for our ongoing operations, including compensation of our Co-Chief Executive Officer Darren Marble of $50,000 and equity based compensation of $72,833. Our expenses for legal and professional services for 2019 were $29,098 compared to the previous year which were $5,762.

We expect to generate revenue through: (1) upfront payments from our featured issuers (2) advertising revenue from corporate sponsors, (3) a $12.95 processing fee charged to investors and reflecting our cost to process a subscription and (4) to a lesser extent, sales commissions from product sales by third parties through our platform. We intend to charge each of our selected featured issuers a fee of $250,000 plus equity based consideration consisting of the same type of equity proposed to be offered by the issuer, in an amount to be determined between us and each issuer. We expect to incur operating costs related to the production of our show, the development of our investor platform, the payments to our partners who will provide offering services to our featured issuers and increased staffing to support our operations.

Liquidity and Capital Resources

As of December 31, 2018, our cash and equivalents were $514 and as of December 31, 2019, our cash and cash equivalents were $11,929, reflecting the net proceeds of our sale of Preferred Units, prior to our conversion to a Delaware corporation, less amounts used to fund our ongoing administrative expenses. We are a “development stage company” and have not yet generated revenue. Our cash utilization rate is currently approximately $50,000 per month and we expect that to increase to approximately $175,000 per month after we begin production.

To date, we funded our operations primarily through the issuance of equity securities and cash contributions from our founders and Co-Chief Executive Officers, Darren Marble and Todd Goldberg. In 2019, prior to our conversion to a Delaware corporation, we sold Preferred Units for gross proceeds of $100,000 and in 2020, we sold an additional 375,000 Preferred Units, raising $375,000 through May 2020. We have also issued equity in exchange for services in both 2019 and 2020. In 2020, we commenced an offering of our Series A Preferred Stock under Rule 506(c) of Regulation D under the Securities Act, providing for an offering of up to $3,000,000 at a purchase price of $0.18296, which offering is ongoing. Beginning in June 30, 2020 and through July 31, 2020, we issued 3,662,004 shares in the offering for $670,000 in gross proceeds.

Plan of Operation

We commenced casting in mid-July 2020 for potential featured issuers for Season 1 of Going Public but have not contracted with any issuers to date. Companies selected for Season 1 will pay a cash fee to Crush Capital of $250,000 each plus equity based consideration consisting of the same type of equity proposed to be offered by the issuer, in an amount to be determined between us and each issuer. The cash portion of the fee will be an upfront payment to the company in advance of any production or filming and will not be refundable if the issuer fails to qualify its offering statement with the SEC or fails to price its offering. The company has no intention of acquiring a controlling interest in any of the issuers and, furthermore, expects that its equity-based fees would represent significantly less than 10% of an issuers outstanding capital. We do not intend to take equity in any amount that would grant us any level of “control” over the operations of an issuer. We expect that any equity-based fees would represent significantly less than 10% of an issuer’s outstanding capital.

Cash Fees of at least $1,250,000 from our first five featured issuers plus existing cash on hand, along with a minimum raise in this offering of $1,500,000 would fully fund pre-season and in-season promotion and production of Season 1. We anticipate that we may initially sign on more than five issuers that pass through the selection process, which would provide additional revenues and increase our estimated production budget. To the extent that one or more issuers fails to qualify, these issuers would not be included in the show. We believe that we would need to feature at least three issuers to have sufficient content for an entire series. If we are only able to contract with three issuers, we would need to have raised at least $2,000,000 in this offering to fully fund Season 1. If we fail to raise a sufficient amount in this offering to fund Season 1, we would need to secure additional financing. As discussed in “Risk Factors” above, the current pandemic and resulting restrictions on filming may delay or impede our ability to begin production and/or increase our expected costs of production.

We also intend to charge each subscriber a processing fee of $12.95 reflecting the computer hardware and software costs and related support expected to be incurred by us in processing a subscription. We are also in discussions with Shift Studios, a joint venture between CAA and INE Entertainment, to represent us and Going Public in securing one or more corporate sponsors for the show, which would bring in incremental revenue. The amount of any incremental revenue from these sources is uncertain at this point and therefore has not been factored into this discussion, though we would expect that some of this sponsorship revenue and revenue from other fees may be received by the end of 2020 and the first half of 2021, assuming we have launched the show and at least one of the featured issuers has begun accepting subscriptions during that time frame.

We have taken a coordinated and strategic approach to promotion and marketing. The costs consist of the milestone payments to Entrepreneur Media, Inc. which will promote Going Public across their network. If we raise $5,500,000 or more in this offering, we intend to enhance our marking and promotional campaigns for Going Public in the following areas: digital marketing, content marketing, email marketing, and paid media marketing.

We will incur production costs of an estimated $1,500,000 payable to INE Entertainment to produce Season 1 of Going Public.

Finally, we have taken a strategic approach to our platform www.goingpublic.com. Licensing an existing subscription engine and partnering with other professional service providers that have existing API’s (i.e., escrow and transfer agent) allows us to operate as a technology service and minimize our capital outlay for Season 1. We estimate our costs related to this licensed technology and related services to be about $150,000 annually, which we expect to be offset by subscription processing fees as discussed above. We will review options to establish an internal broker-dealer, through acquisition or otherwise, and to internalize the related technology infrastructure prior to the launch of Season 2.

Provided we raise the maximum amount in this offering, we intend to fund significant promotion and marketing for Season 1 of Going Public, build and/or acquire some or all necessary core technology and service provider components to ultimately reduce costs and overall reliance on third parties, secure an A-List celebrity host and contract with A-List influencers to promote the show and its episodes; hire the team to facilitate our operations in finance, technology, engineering, compliance, security, business development and sales and marketing.

We estimate that net proceeds from the maximum offering amount would fund our operations for a period of at least two years, assuming no incremental revenue above the upfront cash fees paid by our featured issuers. With our contemplated cost structure, operating plan and revenue model, we estimate reaching breakeven by the end of 2023.

Please see “Use of Proceeds” for a breakdown of specific amounts that we currently estimate spending at 25%, 50% 75% and 100% of the maximum offering amount.

Trend Information

We have negotiated terms covering most of the key components of our cost structure for Season 1 of Going Public but we would anticipate those cost to increase over time. We also expect to record significantly higher operating costs, including payroll and other administrative expenses, starting when we begin production and increasing thereafter to support our operations and the administration of our investor platform.

See the section entitled, “Implications of Being an Emerging Growth Company” at the beginning of this Offering Circular for a discussion of the modified reporting requirements for “emerging growth” companies that we may take advantage of should be become a public reporting company.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The company’s executive officers and directors are listed below:

Name	Position	Age	Date Appointed to Current Position	Approximate Hours Per Week (if part-time) / full-time
Executive Officers
Darren Marble	Founder and Co-Chief Executive Officer	40	June 2017	full-time
Todd M. Goldberg	Founder and Co-Chief Executive Officer	42	June 2017	full-time
Directors (1)
Darren Marble	Director	40	June 2017
Todd M. Goldberg	Director	42	June 2017

(1)	Although we currently have 2 directors, our Voting Agreement contemplates the election of a third director to be agreed between, and designated by, Darren Marble and Todd Goldberg. We have no current plans to add a third director at this time.

Darren Marble – Founder, Co-Chief Executive Officer and Director

Darren Marble is a serial entrepreneur. In 2018, Darren co-founded Issuance, a leading provider of software as a service (“SaaS”) solutions for Regulation A issuers. Issuance’s Regulation A clients have raised over $150 million to date. Beginning in 2015, Darren was the Founder and Chief Executive Officer of CrowdfundX, a financial marketing firm focused on direct-to-investor retail marketing in connection with Regulation A offerings. CrowdfundX was acquired by Issuance in 2019 and Darren remains the CEO at Issuance. Darren co-founded the Crowd Invest Summit and is a contributor to Business Insider, Inc. and CryptoSlate. His insights have been featured in the Wall Street Journal, the New York Times, Forbes and the Los Angeles Business Journal. Darren attended the University of California, Los Angeles from 1998 to 2002 with a focus on Psychology.

Todd Goldberg – Founder, Co-Chief Executive Officer and Director

Todd M. Goldberg first became involved with start-ups in the medical device industry when he joined Advanced Bionics, (an Alfred Mann company) as a Territory Manager roughly 17 years ago. Advanced Bionics was acquired by Boston Scientific and a new division at Boston Scientific was created named Neuromodulation. In 2008, he joined Neuronetics, Inc., another medical device start-up where he was Director of Sales and spearheaded the sales effort for the first ever medical device approved to treat Depression - The NeuroStar TMS Therapy System. Amongst the first employees hired to lead the commercial team for the product, Todd built the go-to-market strategy, marketing plan, commercial execution plan, and ultimately the “Practice Success Plan”, which is still in effect today. Todd accompanied CEO/CFO of Neuronetics on several roadshow presentations as the company raised several rounds of private venture capital, and completed a Nasdaq-listed IPO in 2018. In 2016, Todd joined Surgical Theater, a virtual / augmented reality medical technology start-up, as Senior Vice President of Sales & Marketing, where Todd was instrumental in building the commercial execution, expansion, clinical, and marketing blueprint and accompanied the company’s founders in several private venture capital pitches, ultimately securing several rounds of funding to facilitate significant growth over 4 years. Todd received a BA in Communications from San Diego State University with Emphasis in Advertising.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2019, we compensated our executive officers as follows. Neither person received additional compensation for their service as directors.

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Darren Marble	Co-Chief Executive Officer	$50,000	—	$50,000
Todd M. Goldberg	Co-Chief Executive Officer	$0	—	$0

We expect to enter into employment agreements with each of our Co-Chief Executive Officers providing for an annual salary, short and long term incentives and contingent compensation based on a change of control of our company, in additional to employee benefits and perks that are currently in effect. We expect to enter into these agreements before the end of the year.

It is anticipated that the key terms of these agreements will be identical for both of our Co-Chief Executive Officers and contain the following terms:

●	An annual base salary of $240,000.
●	Quarterly performance incentives with a tiered structure – each executive would receive 15% of his annual base salary each quarter (60% per year) if he meets certain expected performance results or 30% of his annual base salary each quarter (120% per year) upon achieving certain extraordinary results. The specific targets at each level have not yet been determined.
●	Incentive compensation measured over an 18 month period with a tiered structure -- each executive would receive a combination of cash and stock-based compensation, valued at 80% of his annual base salary for meeting certain expected performance standards over the 18-month period or 180% of his annual base salary for meeting certain extraordinary performance standards over that period. These performance standards are expected to be based on total returns to shareholders and return on assets. The allocation between cash and equity-based incentives and the specific performance standards at each level have not yet been determined.
●	Compensation upon a change in control of the company – the terms of this contingent compensation have not yet been determined.

Each executive will receive certain perquisites, or “perks,” including a monthly auto lease allowance, an executive gym membership and membership in a number of social or golf clubs. Each executive will also be entitled to typical employee benefits, including vacation, holidays, sick days, severance pay, life insurance, and medical insurance. They will also be eligible to participate in retirement plans, including a non-qualified deferred compensation plan and a supplemental employee retirement plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets out, as of June 29, 2020, the voting securities of the company that are owned by our executive officers and directors and holders of more than 10% of any class of the company’s voting securities. The address of each officer and director is the company’s address as set forth on the cover page of this Offering Circular.

The company’s voting securities consist of its outstanding Voting Common Stock.

Name and address of beneficial owner (1)	Title of class*	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Officers and Directors
Darren Marble	Voting Common Stock	23,981,870	n/a	49.0%
Todd Goldberg	Voting Common Stock	24,960,722	n/a	51.0%
All current executive officers and directors as a group (2 people)	Class A Common Stock	48,942,592	n/a	100%

(1)	The address for each executive officer and director is Attn: Darren Marble, Spring Place, 9800 Wilshire Blvd., Beverly Hills, CA 90212.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

On January 1, 2020, the company entered into a Master Services Agreement with Issuance, a company founded and controlled by Darren Marble, our Co-Chief Executive Officer, to provide consulting services to assist the company and its principals to navigate the Regulation A+ market, including regulation and the qualification process, compliance matters related to marketing and advertising, distribution options for Going Public, providing industry metrics, making strategic introductions to industry service providers and development of an investor base. Fees payable by the company under this agreement are $25,000.

Issuance has also agreed to host this offering of our securities on its online platform for an upfront fee of $15,000 and a $25 fee per subscription processed. See “Plan of Distribution.” In addition, Issuance has agreed to provide comprehensive marketing and advisory services to each of the five featured issuers on Going Public during Season 1, both prior to and through the duration of the show. Issuance’s services will include digital marketing, content marketing, email marketing, and paid media marketing to drive retail investors into each respective offering. Each of our featured issuers will pay Issuance a minimum fee of $100,000 for their marketing campaign. Issuance will enter into a separate master services agreement with each featured issuer.

In addition, we have entered in a Voting Agreement with our Co-Chief Executive Officers and a First Refusal and Co-Sale Agreement, to which our Co-Chief Executive Officers are parties, both of which are described under “Securities Being Offered.”

SECURITIES BEING OFFERED

The company is offering up to 11,000,000 Units, at a price of $1.00 per Unit. Each Unit consists of 1 share of Non-Voting Common Stock and 1 Warrant exercisable to purchase one-half of a share of Non-Voting Common Stock for an exercise price of $1.25 per whole share of Non-Voting Common Stock. Our Units will not be certificated and the shares of our Non-Voting Common Stock and the Warrants that are components of such Units will be immediately separable and will be issued separately in this offering.

Warrants

The following is a brief summary of certain terms and conditions of the Warrants included in the Units. The Warrants are subject in all respects to the provisions contained in the Warrants and the warrant agreement (the “Warrant Agreement”) between us and our warrant agent, Computershare (the “Warrant Agent”), each filed as an exhibit to the Offering Statement of which this Offering Circular forms a part.

Each purchaser of a Unit will receive a Warrant exercisable into one-half of a share of Non-Voting Common Stock at an exercise price of $1.25 per whole share, subject to customary adjustments.

Each Warrant is exercisable to purchase one-half of a share of our Non-Voting Common Stock at any time commencing on the issuance date of the Warrant, and terminating at 5:00 p.m., Pacific Time, on the eighteen-month anniversary of the issuance date of the Warrant. The Warrants may be exercised upon delivery of an exercise notice at the offices of the Warrant Agent or by using a website that the company will establish to permit online exercise, if applicable. A Warrant holder may only exercise its Warrants for a whole number of shares of Non-Voting Common Stock. No fractional shares will be issued upon exercise of Warrants. Fractional shares will be rounded down to the nearest whole share. As a result, you must hold Warrants in multiples of two in order to receive shares for all of your Warrants upon exercise.

Transferability

Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent. Exercise of the Warrants will be conditional upon our maintaining the qualification of an offering statement covering such exercise. In addition, the Warrant holders will be subject to a “market stand-off” agreement in the event of a proposed public offering. During the period, not to exceed 180 days, commencing on the effective date of a registration statement relating to the IPO of the company and ending on the date specified by us and the managing underwriter of the IPO, Warrant holders agree not to transfer any shares of our Common Stock or other securities of the company held by the holders, or securities convertible or exercisable or exchangeable for securities of the company, without the prior written consent of the managing underwriter. Warrant holders agree to execute any agreements as may be reasonably requested by the underwriters of the IPO to effect the market stand-off.

Rights as a Stockholder

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our Non-Voting Common Stock, the holder of a Warrant does not have the rights or privileges of a holder of our Non-Voting Common Stock until the holder exercises the Warrant.

Amendments

Except as set forth in the Warrant Agreement, the terms of a Warrant may be amended or waived with the written consent of the company and the Warrant holder. The company and the Warrant Agent may amend or supplement the Warrant Agreement without the consent of any holder for the purpose of (i) curing any ambiguity, or curing, correcting or supplementing any defective provision contained in the Warrant Agreement or the Warrants, (ii) evidencing the succession of another corporation to the company and the assumption by any such successor of the covenants of the company contained in the Warrant agreement and the Warrants, (iii) evidencing and providing for the acceptance of appointment by a successor Warrant Agent with respect to the Warrants, (iv) adding to the covenants of the company for the benefit of the Warrant holders or surrendering any right or power conferred upon the company under the Warrant Agreement, or (viii) amending the Warrant Agreement and the Warrants in any manner that the company may deem to be necessary or desirable and that will not adversely affect the interests of the Warrant holders in any material respect.

Capital Stock

General

The following description summarizes the most important terms of the company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Certificate of Incorporation, our bylaws, the Investors’ Rights Agreement, the First Refusal and Co-Sale Agreement and the Voting Rights Agreement. Copies of each of these documents have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of our capital stock, you should refer to these documents and to the applicable provisions of Delaware law.

The authorized capital stock of the company consists of three classes designated, respectively, Voting Common Stock, par value $0.0001 per share, Non-Voting Common Stock, par value $0.0001 per share, and Series A Preferred Stock, par value $0.0001 per share.

As of June 29, 2020, the authorized and outstanding shares included:

Class	Authorized	Issued and Outstanding
Voting Common Stock	80,000,000	48,942,592
Non-Voting Common Stock	80,000,000	659,543
Series A Preferred Stock	20,000,000	2,596,255
Blank Check Preferred	10,000,000	0

Common Stock

The rights and privileges of the Voting and Non-Voting Common Stock are identical except as noted.

Voting Rights

Except as otherwise required by law:

●	each share of Voting Common Stock shall be entitled to one vote for the election of directors and on all matters submitted to a vote of shareholders of the company and
●	shares of Non-Voting Common Stock shall be non-voting and shall not be entitled to vote on any matters submitted to a vote of shareholders of the company.

Notwithstanding the foregoing, the approval of a majority of the outstanding shares of Non-Voting Common Stock is required to amend, alter or repeal (by merger, consolidation, combination, reclassification or otherwise) the Certificate of Incorporation or bylaws if such action would adversely affect (disproportionately relative to the Voting Common Stock) the preferences, rights or powers of the Non-Voting Common Stock. Under the Delaware General Corporation Law, holders of Non-Voting Common Stock are entitled to vote on a limited number of other corporate actions, including:

●	an amendment to the Certificate of Incorporation that would increase or decrease the par value of the Non-Voting Common Stock or alter or change the powers, preferences, or special rights of the Non-Voting Common Stock so as to affect them adversely,
●	conversion of the company to a limited liability company, statutory trust, business trust or association, real estate investment trust, common-law trust or any other unincorporated business including a general or limited partnership or a corporation domiciled in another state and
●	a transfer to or domestication in any non-U.S. jurisdiction, either ceasing or continuing to exist as a Delaware corporation.

Holders of Voting Common Stock are not entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock, if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the Delaware General Corporation Law.

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds, subject to the rights of the Series A Preferred Stock, as described below.

The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the company, the holders of Non-Voting Common Stock are entitled to share ratably in the net assets legally available for distribution to stockholders on a pari passu basis with the Voting Common Stock and after the payment of all debts and other liabilities of the company and the satisfaction of any liquidation preference granted to the holders of all shares of the outstanding Preferred Stock.

Blank Check Preferred Stock

The company’s Board of Directors is expressly authorized to establish, out of up to 10,000,000 shares of undesignated Preferred Stock, for one or more series of Preferred Stock and, without the consent or vote of the company’s stockholders, with respect to each such series, and to fix the designations, powers, preferences, and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

Series A Preferred Stock

Voting Rights

Except as otherwise required by law or as provided in the Certificate of Incorporations, shares of Series A Preferred Stock are non-voting and are not entitled to vote on any matters submitted to a vote of shareholders of the company.

Protective Provisions

For so long as any shares of Series A Preferred Stock are outstanding, the approval of holders of the majority of the outstanding shares of Series A Preferred Stock is required to do any of the following:

●	Amend, alter, or repeal (by merger, consolidation, combination, reclassification or otherwise) the Certificate of Incorporation or bylaws so as to adversely affect the preferences, rights or powers of the Series A Preferred Stock;
●	Reduce the authorized number of Series A Preferred Shares;
●	Purchase or redeem any shares of the company’s capital stock until such time as each outstanding share of Series A Preferred Stock has been paid cumulative dividends equal to its Preferred Return (as defined below), other than capital stock repurchased from former employees, directors, consultants, or the like in connection with the cessation of their employment or services.

Dividends

The company will only declare, pay, or set aside any dividends if fifty percent (50%) of such dividends are paid to the holders of Series A Preferred Stock then outstanding, on a pro rata basis, until the company has paid cumulative dividends with respect to each share of Series A Preferred Stock equal to the Preferred Return. The remaining fifty percent (50%) of such dividends shall be declared and paid pro rata to the holders of Common Stock. After each outstanding share of Series A Preferred Stock has been paid cumulative dividends equal to its Preferred Return, all dividends will be declared and paid pro rata on the Common Stock and the Preferred Stock on a pari passu basis and as converted basis.

“Preferred Return” means an amount equal to the Series A Original Issue Price, plus two percent (2%) per annum of the unreturned portion of the Series A Original Issue Price outstanding, calculated daily from the date each share of Series A Preferred Stock was issued (or if a share was issued upon the conversion of the company from its predecessor entity, then the issue date of the original security) until payment of the Preferred Return. Dividends shall be applied first to the 2% per annum and thereafter to the return of the Series A Original Issue Price. The “Series A Original Issue Price” means $0.18296 per share of Series A Preferred Stock, subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization of the Series A Preferred Stock.

Distributions on Liquidation, Dissolution, Winding-up or other Deemed Liquidations

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company, or a Deemed Liquidation Event (as defined below) the holders of shares of Series A Preferred Stock then outstanding will be entitled to be paid, in preference to holders of Common Stock, an amount per share equal to the greater of (i) the Preferred Return per share of Series A Preferred Stock, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Non-Voting Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event.

A “Deemed Liquidation Event” means the following, unless the holders of a majority of the outstanding shares of Series A Preferred Stock elect otherwise:

●	a merger or consolidation in which (i) the company is a constituent party or (ii) a subsidiary of the company is a constituent party and the company issues shares of its capital stock pursuant to such merger or consolidation, other than a merger or consolidation involving the company or a subsidiary in which the shares of capital stock of the company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority of the voting power of the surviving or resulting corporation or, if the surviving or resulting corporation is a wholly owned subsidiary of another corporation, the parent corporation of such surviving or resulting corporation; or
●	the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the company or any subsidiary of the company of all or substantially all of its business or assets taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the company if substantially all of the business or assets of the company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except in either case where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the company.

In the event of any voluntary or involuntary liquidation, dissolution, winding up or Deemed Liquidation Event of the company, after the payment in full of all amounts required to be paid to the holders of shares of Series A Preferred Stock, the remaining assets of the company or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Series A Preferred Stock or the remaining available proceeds, as the case may be, shall be distributed among the holders of shares of Common Stock on a pro rata basis.

Conversion

Each share of Series A Preferred Stock is convertible, at the option of the holder, into such number of fully paid and non-assessable shares of Non-Voting Common Stock as the then effective conversion rate, which is currently 1:1. The conversion rate is subject to adjustment for events such as stock splits or combinations, certain distributions of shares of Common Stock or other securities of the company or certain reorganizations, recapitalizations, reclassifications, consolidations or mergers, in each case as described in the Certificate of Incorporation.

All outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Non-Voting Common Stock, at the then-effective conversion rate, upon either:

●	the closing of the sale of Common Shares to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act resulting in at least $50,000,000 of net proceeds to the company at a price per share of not less than three times the then-effective conversion price, or
●	as specified by vote or written consent of the holders of a majority of the shares of Series A Preferred Stock.

Registration Rights

We have granted to the holders of our Series A Preferred Stock certain registration rights pursuant to the Investors’ Rights Agreement. We have agreed to file a registration statement on Form S-1 under the Securities Act if, at any time after May 4, 2025, we are requested to do so by the holders of 50% of the shares of Common Stock underlying our Series A Preferred Stock, plus any shares of Common Stock held by them or issuable upon exercise or conversion of securities held by them (collectively “Registerable Securities”), covering at least 40% of the Registrable Securities then outstanding. We have also agreed to file a registration statement on Form S-3 under the Securities Act covering Registrable Securities if we are eligible to use a Form S-3 registration statement and if requested to do so by the holders of 30% of Registrable Securities for an offering of Registrable Securities with an anticipated aggregate offering price, net of selling expenses, of at least $5 million. We have a right to defer our obligations to file a registration statement on Form S-1 or Form S-3 for up to 120 days for certain reasons if, in the good faith judgment of our Board of Directors, it would be materially detrimental to us and our stockholders for such registration statement to either become effective or remain effective. Finally, if we propose to register any of our Common Stock under the Securities Act in connection with the public offering of such securities solely for cash, with certain exceptions, we will include all of the Registrable Securities that any holder thereof requests to be included.

These registration rights terminate upon the earliest to occur of: (a) the closing of a Deemed Liquidation Event, (b) such time after termination of this offering as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of shares held by the holders of our Series A Preferred Stock without limitation during a three-month period without registration; or (c) the fifth anniversary of the qualification of the Offering Statement related to this offering.

First Refusal and Co-Sale Agreement

The following provisions of First Refusal and Co-Sale Agreement apply only to our Co-Chief Executive Officers, as holders of our Voting Common Stock, and holders of our Series A Preferred Stock as well as any persons acquiring shares from such holders.

If at any time a holder of our Voting Common Stock, or any transferee that holds 3% or more of our outstanding equity securities (a “Major Holder”), proposes to transfer equity securities, other than Preferred Stock, the company will have an option for a period of twenty (20) business days from notice thereof to elect to purchase, in whole or in part, the offered shares at the same price and subject to the same material terms and conditions. If the company fails to purchase any or all of the offered shares, each stockholder that is a party to the First Refusal and Co-Sale Agreement may elect to purchase its respective pro rata share of the remaining offered shares at the same price and subject to the same material terms and conditions. In the event any holder elects not to purchase its pro rata share of the remaining offered shares, the other holders that elected to purchase all of their respective pro rata portions of such remaining offered shares will have the right to acquire those remaining shares on a pro rate basis.

To the extent that all of the offered shares are not purchased by the company or the other holders party to the First Refusal and Co-Sale Agreement, all such holders may elect to participate in the sale of shares on a pro rata basis and at the same price and subject to the same material terms and conditions.

The above first refusal and co-sale rights are subject to a number of exceptions, including any sale of equity securities to the public under the Securities Act.

Voting Rights Agreement

We have entered into a Voting Rights Agreement with our Co-Chief Executive Officers under which they (or any transferee or assignee) will vote their shares:

●	to maintain the number of directors at 3 or such other number as agreed,
●	to elect one director nominated by each of our Co-Chief Executive Officers and a third director selected by them, with alternate provisions if they fail to agree,
●	to increase the number of authorized shares of Common Stock as needed for for conversion of all of the shares of Preferred Stock outstanding at any given time and for the exercise of all warrants, options, and similar securities outstanding at any given time, and
●	for any other matter submitted to a vote of the stockholders, as they mutually agree, with alternate provisions if they fail to agree.

No director appointed as above may be removed without the consent of the person(s) nominating such director. The Voting Rights Agreement terminates upon the earlier of: (a) the closing of the sale of our Common Stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act resulting in at least $50,000,000 of net proceeds to the company at a price per share of not less than three times the then effective conversion price of the Series A Preferred Stock, or (b) the consummation of a Deemed Liquidation Event.

PLAN OF DISTRIBUTION AND SELLING SECURITY HOLDERS

We are offering up to 11,000,000 Units on a “best efforts” basis at a price of $1.00 per Unit. Each Unit consists of 1 share of Non-Voting Common Stock and 1 Warrant to purchase one-half of a share of Non-Voting Common Stock. The shares of Non-Voting Common Stock and the Warrants that are components of the Units will be immediately separable and issued separately but will be purchased together. The minimum investment is $1,000, or 1,000 Units. Of the 16,500,000 shares of Non-Voting Common Stock available under the Offering Statement of which this Offering Circular forms a part, up to 5,500,000 of such shares are issuable upon exercise of the Warrants.

We plan to market the securities in this offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular or “testing the waters” materials on an online investment platform.

Our Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on our company website www.crushcapital.com/invest, as well as on our platform website www.goingpublic.com. Prospective investors may subscribe for our shares in this offering only through the Crush Capital website.

The offering will terminate at the earlier of the date at which the maximum offering amount has been sold and the date at which the offering is earlier terminated by the company, in its sole discretion. We may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to us.

The company has engaged Dalmore Group, LLC (“Dalmore”) a broker-dealer registered with the SEC and a member of FINRA, to perform the following administrative and technology related functions in connection with this offering, but not for underwriting or placement agent services:

●	Review investor information, including KYC (“Know Your Customer”) data, AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the company whether or not to accept an investor as a customer.
●	Review each investor’s subscription agreement to confirm such investors participation in the offering, and provide a determination to the company whether or not to accept the use of the subscription agreement for the investor’s participation.
●	Contact and/or notify the company, if needed, to gather additional information or clarification on an investor;
●	Not provide any investment advice nor any investment recommendations to any investor.
●	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or pursuant to the terms of the agreement (e.g. as needed for AML and background checks).
●	Coordinate with third party providers to ensure adequate review and compliance.

As compensation for the services listed above, the company has agreed to pay Dalmore a $5,000 advance fee plus a $3,500 FINRA corporate filing fee. The advance fee will cover reasonable out-of-pocket accountable expenses actually anticipated to be incurred by Dalmore, such as preparing the FINRA filing, working with our SEC counsel in providing information to the extent necessary, coordination with any third party vendors involved in this offering and any other services necessary and required. Dalmore will refund to us any portion of the advance fee related that is not used. The company will also pay Dalmore a one time consulting fee of $20,000 to provide ongoing general consulting services relating to the offering such as coordination with third party vendors and general guidance with respect to the offering. The consulting fee is due and payable within 30 days after the offering is qualified by the Commission. In addition, the company will pay commissions to Dalmore equal to 1% of the amount raised in the offering to support the offering once the SEC has qualified the Offering Statement and the offering commences. The company estimates that total fees due to pay Dalmore would be $135,000 for a fully-subscribed offering plus the FINRA corporate filing fee. These assumptions were used in estimating the expenses of this offering.

Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the company.

Warrant Agent and Transfer Agent

We have engaged Computershare to act as the Warrant Agent for the Warrants pursuant to a Warrant Agreement. We have also engaged Computershare to act as our Transfer Agent for the company’s securities.

Online Platform

We will be hosting the offering on our own website, www.crushcapital.com/invest. Issuance, a company founded and controlled by Darren Marble, our Co-Chief Executive Officer, and has agreed to provide their offering subscription platform, Issuance Portal, to process investments from retail investors for an upfront fee of $15,000 and a $25 fee per subscription processed, regardless of whether an investment is ultimately accepted by us. Issuance will design the Crush Capital offering site homepage, FAQ, investor tutorial, privacy policy, and terms of use. Issuance will then integrate its portal platform into our site. Issuance Portal offers account creation, log in, password recovery, investor registration, payment, agreement signature, confirmation and investor dashboard functionality. The terms of our arrangement are set forth in, and qualified by reference to, the Master Services Agreement and Statement of Work filed as an exhibit to the Offering Statement of which this Offering Circular is a part.

Process of Subscribing

After the Offering Statement has been qualified by the Commission, we will accept tenders of funds to purchase the Units. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds by check, wire transfer, credit or debit card or ACH transfer to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until a closing has occurred. Upon closing, funds tendered by investors will be made available to the company for its use.

The minimum investment in this offering is $1,000, or 1,000 Units.

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of his or her annual income or 10% of your net worth (excluding the investor’s principal residence).

Escrow Agent

The company has entered into an Escrow Services Agreement with [___________] (the “Escrow Agent”). Investor funds will be held by the Escrow Agent pending closing or termination of the offering. All subscribers will be instructed by the company or its agents to transfer funds by check, wire transfer, credit or debit card, or ACH transfer directly to the escrow account established for this offering. The company may terminate the offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving Units; escrowed funds may be returned.

For its services, Escrow Agent will receive fees of approximately $300,000, assuming the maximum amount of $11,000,000 is raised in this offering. The Escrow Agent has not investigated the desirability or advisability of an investment in the units nor approved, endorsed or passed upon the merits of purchasing the securities.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the Commission. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 stockholders of record and have filed at least one Form 1-K.

We may supplement the information in this Offering Circular by filing a Supplement with the Commission. All these filings will be available on the Commission’s EDGAR filing system. You should read all the available information before investing.

CRUSH CAPITAL INC.

(FORMERLY KNOWN AS TROJAN HORSE MEDIA GROUP, LLC)

FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

December 31, 2019 and 2018

Crush Capital Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members

Crush Capital, Inc. (formerly known as Trojan Horse Media Group, LLC)

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Crush Capital, Inc. (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, members’ equity, and cash flows, for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses and requires capital to finance its operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ dbbmckennon
We have served as the Company’s auditor since 2020
Newport Beach, CA
June 12, 2020

CRUSH CAPITAL INC.

BALANCE SHEETS

DECEMBER 31, 2019 AND 2018

	2019	2018
Assets
Current assets:
Cash	$11,929	$514
Prepaid expenses	25,000	-
Total current assets	36,929	514

Total assets	$36,929	$514

Liabilities and Members’ Equity
Current liabilities:
Accrued liabilities	24	-
Total current liabilities	24	-

Total liabilities	24	-

Commitments and contingencies (Note 3)	-	-

Members’ Equity:
Preferred Units, 3,000,000 authorized; 100,000 and 0 units issued and outstanding as of December 31, 2019 and 2018, respectively.	100,000	-
Class A Common Units, unlimited authorized; 8,954,333 units issued and outstanding as of December 31, 2019 and 2018, respectively.	35,821	11,539
Class B Common Units, unlimited authorized; 95,667 and 22,834 units issued and outstanding as of December 31, 2019 and 2018, respectively.	72,833	-
Accumulated deficit	(171,749)	(11,025)
Total members’ equity	36,905	514
Total liabilities and members’ equity	$36,929	$514

The accompanying notes are an integral part of these financial statements.

CRUSH CAPITAL INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018

Revenues	$-	$-

Operating Expenses:

General and administrative	160,536	8,088
Sales and marketing	188	-
Total operating expenses	160,724	8,088

Operating loss	(160,724)	(8,088)

Net loss	$(160,724)	$(8,088)

The accompanying notes are an integral part of these financial statements.

CRUSH CAPITAL INC.

STATEMENT OF MEMBERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	Preferred Units		Class A Common Units		Class B Common Units		Accumulated	Total Members’
	Units	Amount	Units	Amount	Shares	Amount	Deficit	Equity
December 31, 2017	-	$-	8,954,333	$5,000	22,834	$-	$(2,937)	$2,063
Cash contributions from member	-	-	-	6,539	-	-	-	6,539
Net loss	-	-	-	-	-	-	(8,088)	(8,088)
December 31, 2018	-	$-	8,954,333	$11,539	22,834	$-	$(11,025)	$514
Cash contributions from member	-	-	-	24,282			-	24,282
Class B Common Units issued for services	-	-	-	-	72,833	72,833	-	72,833
Preferred Units issued for cash	100,000	100,000	-	-	-	-	-	100,000
Net loss	-	-	-	-	-	-	(160,724)	(160,724)
December 31, 2019	100,000	$100,000	8,954,333	$35,821	95,667	$72,833	$(171,749)	$36,905

The accompanying notes are an integral part of these financial statements.

CRUSH CAPITAL INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(160,724)	$(8,088)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity compensation	72,833	-
Changes in operating assets and liabilities:
Prepaid expenses	(25,000)	-
Accrued liabilities	24	-
Net cash used in operating activities	(112,867)	(8,088)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contributions from members	24,282	6,539
Proceeds from sale of preferred units	100,000	-
Net cash provided by financing activities	124,282	6,539

Increase (decrease) in cash and cash equivalents	11,415	(1,549)
Cash and cash equivalents, beginning of year	514	2,063
Cash and cash equivalents, end of year	$11,929	$514

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

CRUSH CAPITAL INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS

Trojan Horse Media Group, LLC was formed on June 20, 2017 (“Inception”) in the State of California. On May 4, 2020, the entity was converted from a limited liability company into a corporation under the name Crush Capital, Inc. in the State of Delaware.   The financial statements of Crush Capital Inc., (which may be referred to as the “Crush Capital”, “Company”, “we,” “us,” or “our”) are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s headquarters are located in Los Angeles, CA.

Crush Capital’s mission is to combine a full service offering platform for pre-selected featured issuers with the excitement of a full production series, Going Public, that will follow the stories of entrepreneurs as they take their companies on a capital raising journey that culminates with a Reg A+ IPO, while building an increasing investor base.

Management Plans and Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

To date, the Company has incurred net losses, has working capital of $36,905 at December 31, 2019 and requires significant capital to develop, produce and distribute Going Public. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern within one year after the date that the financial statements are issued.

During the next 12 months, we intend to fund the Company’s operations through revenues from operations, related party advances, and the sale of equity and/or debt securities. There are no assurances that we will be able to raise capital on terms acceptable to the Company. If the Company is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of planned operations, which could harm the business, financial condition and operating results. The financial statements do not include any adjustments that might result from these uncertainties.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of expenses during the reporting periods. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1	- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2	- Include other inputs that are directly or indirectly observable in the marketplace.
Level 3	- Unobservable inputs which are supported by little or no market activity.

CRUSH CAPITAL INC.

NOTES TO THE FINANCIAL STATEMENTS

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2019 and 2018. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values.

Risks and Uncertainties

The Company’s operations are subject to new laws, regulation and compliance. Significant changes to regulations governing the way the Company derives revenues could impact the company negatively. Technological and advancements and updates as well as maintaining compliance standards are required to maintain the Company’s operations.

In March 2020, large segments of the U.S. and global economies were impacted by COVID-19 and a significant portion of the U.S. population became subject to “stay at home” or similar social distancing requirements. These events caused a significant disruption to both the trading markets and the level of registered initial public offerings. On-location filming was shut down in the City and County of Los Angeles on March 20, 2020. Limitations and restrictions on business activity and public gatherings, with consequences for film production on-location, are now in effect across Los Angeles County. The extent of the impact of COVID-19 on our ability to attract proposed issuers to feature, start production on our show, and highlight our issuers’ meetings with investors and other traditional steps in the capital raising process may be significant. We cannot predict when we will be able to commence operations, which will depend on future developments, including the duration and spread of the outbreak, the impact on our pool of potential featured issuers and investors investing through platform, as well as our service provider partners, all of which are uncertain. To date, the COVID-19 outbreak, has significantly impacted global markets, U.S. employment numbers, as well as the business prospects of many small businesses (our potential featured issuers).

Filming in California is expected to be permitted, with certain health and safety measures in place, in June in counties that meet testing, hospitalization capacity and other criteria established by the state, and likely at a later date for Los Angeles. While we believe we will be able to comply with required health and safety measures by the time we start production, management of our featured issuers and our production partner personnel may be reluctant to participate, or be unwilling to travel while this pandemic is ongoing. We would also expect to face similar problems filming “roadshow” meeting with investors or closing celebrations, and other events at locations outside of Los Angeles. The negative impact of stay-at-home and social distancing measures is likely to be greater in the greater New York and tri-state area where many institutional investors are located and where the number of individuals whose health has been impacted by the pandemic has been greater than most other regions in the U.S.

Cash and Cash Equivalents

For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

The Company will recognize revenue under the guidance of Accounting Standards Codification (“ASC”) 606, the Company 1) identifies the contract with the customer 2) identifies the performance obligations in the contract 3) determines the transaction price, 4) determines if an allocation of that transaction price is required to the performance obligations in the contract, and 5) recognizes revenue when or as the companies satisfies a performance obligation. To date, the Company has not recognized any revenue from intended operations.

Equity Based Compensation

The Company accounts for equity based award under ASC 718 Share-Based Payment. Under ASC 718, equity-based compensation cost is measured at the grant date, based on the estimated fair value of the award. Equity-based compensation is recognized as expense over the employee’s requisite vesting period and over the nonemployee’s period of providing goods or services. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model. Equity units or shares are measured based on the fair market value of the underlying stock on the grant date.

CRUSH CAPITAL INC.

NOTES TO THE FINANCIAL STATEMENTS

Income Taxes

As of December 31, 2019, the Company is taxed as a Limited Liability Company (LLC). Under these provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the Members are liable for individual federal and state income taxes on their respective shares of the Company’s taxable income. The Company will pay state income taxes at reduced rates. The Company is subject to U.S. federal, state, and local income tax examinations by tax authorities for all periods since Inception. The Company currently does not have any ongoing tax examinations. Subsequent to December 31, 2019, the Company has elected to convert to from an LLC to a corporation.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be credit worthy.  Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, the Company may maintain balances in excess of the federally insured limits.

Recent Accounting Pronouncements

In March 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-02, “Improvements to Accounting for Costs of Films and License Agreements for Program Materials.” The amendments in this ASU align the accounting for production costs of an episodic television series with the accounting for production costs of films. In addition, the ASU modifies certain aspects of the capitalization, impairment, presentation and disclosure requirements under the current film and broadcaster entertainment industry guidance. The new guidance is effective for fiscal years beginning after December 15, 2020, with early adoption permitted. The new guidance will be applied on a prospective basis. The Company does not expect the adoption of the amendments to have a material impact on its financial statements.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been several ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

NOTE 3 – COMMITMENTS AND CONTINGENCIES

We are currently not involved with or know of any pending or threatening litigation against the Company or any of its officers.

In November 2019, the Company entered into an agreement with Entrepreneur Media, Inc., Irvine, CA., a media and publishing company for exclusive rights to distribute season one of Going Public. The agreement calls for certain milestone payments due by the Company between the signing of the agreement and 90 days post the initial airing of Episode 10 of Season One.

NOTE 4 – MEMBERS’ DEFICIT

On November 14, 2019, the Company’s Members entered into an amended and restated operating agreement (the “Agreement”) to create three classes of units: Preferred Units, Class A Common Units, and Class B Common Units. Holders of Preferred Units and Class A Common Units have voting rights while Class B Common Units do not entitle the holder to any voting rights except to the extent required by law. Class A and B Common Units may be collectively referred to as Common Units.

Preferred Units are convertible, at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid common units as is determined by dividing the Preferred Unit issue price by the conversion price. Preferred Units are mandatorily convertible upon a firm commitment underwritten public offering of Common Units of at least $50,000,000 at a price per share of not less than three times the effective conversion price. The conversion price is initially $1.00. No conversions were made as of the December 31, 2019. Preferred Units have a liquidation preference over Common Units equal to the original issue price of $1.00, and contain a cumulative preferred return of 2% per annum. At December 31, 2019, cumulative undeclared and unpaid preferred return on the Preferred Units was $173 in aggregate, or $0.002 per Preferred Unit. There were no Preferred Units outstanding at December 31, 2018, so there was no cumulative preferred return at that date. The liquidation preference is immaterially different than carrying value of the preferred units as of December 31, 2019.

Fifty percent (50%) of all distributions go to Preferred Unit holders until they recoup all invested capital and cumulative preferred returns. There have been no preferred returns distributed through December 31, 2019.

CRUSH CAPITAL INC.

NOTES TO THE FINANCIAL STATEMENTS

The Agreement resulted in a forward Common Unit split, splitting each one (1) founder unit and each one (1) member unit of the Company that was issued and outstanding immediately prior to the execution of the Agreement, into 8,954 Class A Common Units and 8,954 Class B Common units, respectively. On the date of conversion, this resulted in a total of 8,954,333 Class A common units and 45,667 Class B common units outstanding. Unless otherwise stated, all share information herein has been retrospectively adjusted to reflect the unit split.

The Company has authorized 3,000,000 Preferred Units. There is no limit to the number of Common Units issuable.

Preferred Units Issued for Cash

During the period from November 14, 2019 through December 31, 2019, the Company entered into subscription agreements with outside investors resulting in the issuance of 100,000 Preferred Units in exchange for $100,000.

Units Issued for Services

The Company issued 72,833 Class B Common Units in exchange advisory services for a total equity-based compensation of $72,833 which is included in general and administrative expenses in the accompanying statement of operations. The Company estimated the fair value of these units based on the selling price of the Preferred Units at the time of issuance.

NOTE 5 – RELATED PARTY TRANSACTIONS

Issuance, Inc. (“Issuance”), a company founded and under control by one of the Company’s founders and shareholder will provide its portal platform and marketing services to the Company, as well as the participants in season one of Going Public. Subsequent to December 31, 2019, the Company entered into two Master Services Agreements (“MSA”) with Issuance. The first MSA was for strategic consulting over a three-month period and required payment of $25,000. The second MSA was for the Company’s proposed Regulation A offering, and the Company is to pay Issuance $15,000 for specified services and $25 per subscription processed through the Issuance portal.

NOTE 6 – SUBSEQUENT EVENTS

See Note 5 for agreements entered into with a related party subsequent to December 31, 2019.

As described in Note 1, on May 4, 2020 the Company has converted from a California limited liability company into to a Delaware corporation and are operating under the name, Crush Capital, Inc. As a result of this conversion, the Company authorized 80,000,000 shares of Voting Common Stock, 80,000,000 shares of Non-Voting Common Stock, 20,000,000 shares of Series A Preferred Stock, and 10,000,000 of Blank Check Preferred Stock, all par value $0.0001 per share. At the time of conversion, the Company’s various membership converted as follows:

●	1 Class A Common Unit = 5.4658 Voting Common Stock
●	1 Class B Common Unit = 5.4658 Non-Voting Common Stock
●	1 Preferred Unit = 5.4658 Series A Preferred Stock

As a result of this conversion the member units outstanding as of December 31, 2019 converted as follows:

●	8,954,333 Class A Common Units converted into 48,942,292 shares of Voting Common Stock
●	95,667 Class B Common Units converted into 522,898 Non-Voting Common Stock,
●	100,000 Preferred Units converted into 546,580 shares of Series A Preferred Stock.

Subsequent to December 31, 2019, the Company entered into various subscription agreements and issued 375,000 Preferred Units (2,049,675 shares of post conversion Series A Preferred Stock) in exchange for $375,000. It also issued 25,000 Class B Common Units (136,645 shares of post conversion Non-Voting Common Stock) in exchange advisory services for a total equity based compensation of $25,000.

The Company has evaluated subsequent events that occurred after December 31, 2019 through June 12, 2020. There have been no other events or transactions during this time which would have a material effect on these financial statements.

PART III

INDEX TO EXHIBITS

2.1	Certificate of Incorporation, as amended (incorporated herein by reference to the copy submitted as Exhibit 2.1 to the Company’s DOS filed as Exhibit 15.1 hereof)
2.2	Bylaws, as amended (incorporated herein by reference to the copy submitted as Exhibit 2.2 to the Company’s DOS filed as Exhibit 15.1 hereof)
2.3	Warrant Agreement*
2.4	Form of Warrant*
2.5	Investors’ Rights Agreement (incorporated herein by reference to the copy submitted as Exhibit 2.5 to the Company’s DOS filed as Exhibit 15.1 hereof)
2.6	First Refusal and Co-Sale Agreement (incorporated herein by reference to the copy submitted as Exhibit 2.6 to the Company’s DOS filed as Exhibit 15.1 hereof)
2.7	Voting Rights Agreement (incorporated herein by reference to the copy submitted as Exhibit 2.7 to the Company’s DOS filed as Exhibit 15.1 hereof)
4.1	Form of Subscription Agreement
6.1	Letter of Intent, dated May 11, 2020, between the Company and INE Entertainment, LLC (incorporated herein by reference to the copy submitted as Exhibit 6.1 to the Company’s DOS filed as Exhibit 15.1 hereof)
6.2	Distribution and Promotion Agreement, dated November 21, 2019, between the Company and Entrepreneur Media, Inc.l
6.3	Master Services Agreement and related Statement of Work, dated May 25, 2020, between the Company and Issuance, Inc. (incorporated herein by reference to the copy submitted as Exhibit 6.3 to the Company’s DOS filed as Exhibit 15.1 hereof)
6.4	Letter of Intent, dated April 15, 2020, between the Company and Issuance, Inc. (incorporated herein by reference to the copy submitted as Exhibit 6.4 to the Company’s DOS filed as Exhibit 15.1 hereof)
6.5	Broker Dealer Agreement, dated May 27, 2020, between the Company and Dalmore Group LLC (incorporated herein by reference to the copy submitted as Exhibit 6.5 to the Company’s DOS filed as Exhibit 15.1 hereof)
6.6	Master Services Agreement and related Statement of Work, dated January 1, 2020, between the Company and Issuance, Inc. (incorporated herein by reference to the copy submitted as Exhibit 2.1 to the Company’s DOS filed as Exhibit 6.6 hereof)
6.7	Letter of Intent, dated July 20, 2020, between the Company and CrowdCheck Law, LLP.
6.8	Memorandum, dated August 5, 2020, between the Company and Roth Capital Partners, LLC
8	Escrow Agreement*
11	Auditor’s Consent
12	Opinion of CrowdCheck Law, LLP*
15.1	Draft offering statement previously submitted pursuant to Rule 252(d) dated June 12, 2020 (incorporated by reference to the copy previously made public pursuant to Rule 301 of Regulation S-T)

*	To be filed by amendment.

l	Confidential portions of this exhibit have been omitted and filed separately with the Commission.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, California, on August 7, 2020.

Crush Capital Inc.

/s/ Darren Marble
Darren Marble, Co-Chief Executive Officer

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

/s/ Darren Marble
Darren Marble, Co-Chief Executive Officer and Director

Principal Financial Officer, Principal Accounting Officer

Date: August 7, 2020

/s/ Todd M. Goldberg
Todd M. Goldberg, Co-Chief Executive Officer and Director

Date: August 7, 2020